UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (Amendment No. 1) LIBERTY STAR GOLD CORP.
(Name of small business issuer in its charter)

Nevada	7389	90-0175540
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2766 N Country Club Road, Tucson, Arizona 85716 Telephone: 520.731.8786
(Address and telephone number of principal executive offices)

2766 N Country Club Road, Tucson, Arizona 85716
(Address and principal place of business or intended principal place of business)

James Briscoe, Chief Executive Officer and President 2766 N Country Club Road, Tucson, Arizona 85716 Telephone: 520.731.8786

(Name, address and telephone number of agent for service)

Copy of communications to:

Bernard Pinsky, Esq.
Clark Wilson LLP
800 - 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604.687.5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [ ]

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock to be offered for resale by selling stockholders	6,488,687	$1.26(2)	$8,175,745.62	$962.29
Common Stock to be offered for resale by holders of warrants assuming the exercise of such warrants(3)	2,744,342	$1.26	$3,457,870.92	$406.99
Total	9,233,029		$11,633,616.54	$1,369.28
(1)

An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)

Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the high and low price of our common stock on May 12, 2005, as reported on the OTC Bulletin Board.

(3)

Represents common stock that may be issued upon the exercise of share purchase warrants issued to the selling stockholders. We agreed to register under the Securities Act a sufficient number of shares of common stock for the selling stockholders to sell their shares of common stock issuable upon exercise of the warrants. Accordingly, we are registering a total of 2,744,342 shares of common stock that may be issued upon exercise of the warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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PROSPECTUS	Subject to Completion
_____________, 2005

LIBERTY STAR GOLD CORP.

A Nevada Corporation

9,233,029 SHARES OF COMMON STOCK OF LIBERTY STAR GOLD CORP.

_________________________________

This prospectus relates to the resale by the selling stockholder named in this prospectus of up to 9,233,029 shares of common stock of Liberty Star Gold Corp. in connection with the resale of:

(a)	up to 3,888,687 shares of common stock issued in a private placement on March 22, 2005;
(b)	up to 1,944,342 shares of common stock issuable upon the exercise of common share purchase warrants issued in connection with the private placement on March 22, 2005;
(c)	up to 1,600,000 shares of common stock issued in a private placement on June 8, 2004;
(d)	up to 800,000 shares of common stock issuable upon the exercise of common share purchase warrants issued in connection with the private placement on June 8, 2004; and
(e)	up to 1,000,000 shares of common stock issued in a private placement on March 25, 2004.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol "LBTS". On July 18, 2005, closing bid price for one share of our common stock on the OTC Bulletin Board was $1.52.

We will not receive any proceeds from the resale of shares of common stock by the selling stockholder. We will pay for expenses of this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information.

The date of this prospectus is _____________________, 2005.

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The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

PROSPECTUS SUMMARY

As used in this prospectus, the terms "we", "us", "our", and "Liberty Star" means Liberty Star Gold Corp. All dollar amounts refer to United States dollars unless otherwise indicated.

Our Business

We were incorporated on August 20, 2001 under the laws of the State of Nevada having filed with the Nevada Secretary of State our original Articles of Incorporation. Our principal executive and head offices are located at

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2766 N Country Club Road, Tucson, Arizona 85716. The telephone number of our principal executive office is 520.731.8786.

We are an exploration stage resource company. We plan to acquire and explore mineral properties, with our principal focus to be initially on exploration of the properties in which we currently hold an interest.

Number of Shares Being Offered

This prospectus relates to the resale by the selling stockholder named in this prospectus of up to 9,233,029 shares of common stock of Liberty Star Gold Corp. in connection with the resale of:

(a)	up to 3,888,687 shares of common stock issued in a private placement on March 22, 2005;
(b)	up to 1,944,342 shares of common stock issuable upon the exercise of common share purchase warrants issued in connection with the private placement on March 22, 2005;
(c)	up to 1,600,000 shares of common stock issued in a private placement on June 8, 2004;
(d)	up to 800,000 shares of common stock issuable upon the exercise of common share purchase warrants issued in connection with the private placement on June 8, 2004; and
(d)	up to 1,000,000 shares of common stock issued in a private placement on March 25, 2004.

The selling stockholder may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is presently traded on the OTC Bulletin Board under the symbol "LBTS". Please see the "Plan of Distribution" section starting at page 12 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 36,988,687 shares of our common stock issued and outstanding as at July 15, 2005. We have no other securities issued.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

In the table below, we provide you with summary historical financial data of our company. We have prepared this information using the financial statements of our company for the three month period ended April 30, 2005 and for the period from January 14, 2004 (inception) to January 31, 2004 and for the fiscal year ended January 31, 2005 . The financial statements for the fiscal year ended December 31, 2003 and the 17 day period ending January 31, 2004 have been audited by Dohan and Company PA. Subsequent to the year ended December 31, 2003, we adopted the year-end of one of our predecessor companies of January 31. On September 13, 2004, Dohan and Company PA was dismissed and Semple & Cooper, LLP was engaged as our auditors. The financial statements for the fiscal year ended January 31, 2005 have been audited by Semple & Cooper, LLP. The financial statements for the interim periods presented are unaudited.

Presentation of Financial Information

We completed the acquisition of Liberty Star Nevada effective February 3, 2004 and subsequently changed our year-end from December 31 to January 31. Under United States generally accepted accounting principles, this merger has been treated as a recapitalization of Liberty Star Nevada. Liberty Star Nevada will be treated as the acquirer for accounting purposes, even though we are the legal acquirer. Our financial statements for the period ended January 31, 2005 reflect financial information for the period from February 1, 2004 to January 31, 2005, as

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well as the period from inception (January 14, 2004) to January 31, 2005.

When you read this summary historical financial data, it is important that you read along with it the historical financial statements and related notes appearing elsewhere in this prospectus and registration statement, in our annual and quarterly reports filed with the SEC, as well as the section of our annual and quarterly reports titled "Management's Discussion and Analysis" also appearing elsewhere in this prospectus and registration statement.

	For the three month period ended April 30, 2005 (unaudited)	For the three month period ended April 30, 2004 (unaudited)	For the year ended January 31, 2005	For the period from January 14, 2004 to January 31, 2004	Cumulative from January 14, 2004 to April 30, 2005 (unaudited)
Sales	0	0	0	0	0
Net Loss for the Period	($469,611)	($255,075)	($2,155,129)	($313,895)	($2,938,635)
Basic and Diluted Loss Per Share	($0.01)	($0.01)	($0.06)	($0.02)	($0.08

	As At April 30, 2005 (unaudited)	As at January 31, 2005
Working Capital (Deficiency)	$5,137,044	$570,629
Total Assets	$5,323,258	$691,041
Total Number of Issued Shares of Common Stock	36,986,717	33,100,000
Total Stockholders' Equity	$5,177,845	$594,724

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related To This Offering

Sales of a substantial number of shares of our common stock into the public market by the selling stockholder may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 36,988,687 shares of common stock issued and outstanding as of July 15, 2005. When this registration statement is declared effective, the selling stockholders may be reselling up to 9,233,029 shares of our common stock, all of which are included in the number of our issued and outstanding common shares as of July 15, 2005, shown above. Any significant downward pressure on the price of our common stock as the selling stockholder sells the shares of our common stock could encourage short sales by the selling stockholder or others. Any such short sales could place further downward pressure on the price of our common stock.

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Our common stock is illiquid and the price of our common stock may be negatively impacted by factors that are unrelated to our operations.

Our common stock currently trades on a limited basis on the OTC Bulletin Board. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other telecommunication companies, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Risks Related To Our Business

We have yet to attain profitable operations and because we will need additional financing to fund our extensive exploration activities, our accountants believe there is substantial doubt about our ability to continue as a going concern.

We have incurred a net loss of $2,938,635 (unaudited) for the period from January 14, 2004 (inception) to April 30, 2005, and have no revenue to date. As of April 30, 2005, we had cash in the amount of $168,564 (unaudited). We believe that our current resources are sufficient to conduct the initial phase of our exploration program. However, we will require additional financing in order to proceed with any additional work beyond the initial phase of our exploration program, including our planned drilling program. No additional work, aside from the completion of our proposed exploration program, is planned at this time. We will also require additional financing if the costs of the exploration of our mineral claims are greater than anticipated. We will also require additional financing to sustain our business operations if we are not successful in earning revenues. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral claims.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon us possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

Because of the speculative nature of exploration of mineral properties, there is no assurance that our exploration activities will result in the discovery of new commercially exploitable quantities of minerals.

We plan to continue exploration on our Alaska mineral properties. The search for valuable minerals as a business is extremely risky. We can provide investors with no assurance that additional exploration on our properties will establish that commercially exploitable reserves of gold exist on our properties. Problems such as unusual or unexpected geological formations or other variable conditions are involved in exploration and often result in exploration efforts being unsuccessful. The additional potential problems include, but are not limited to, unanticipated problems relating to exploration and attendant additional costs and expenses that may exceed current estimates. These risks may result in us being unable to establish the presence of commercial quantities of ore on our mineral claims with the result that our ability to fund future exploration activities may be impeded.

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Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

Because access to our mineral claim may be restricted by inclement weather, we may be delayed in our exploration.

Access to the Alaska Claims may be restricted through some of the year due to weather in the area. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities. These limitations can result in significant delays in exploration efforts. Such delays can have a significant negative effect on our exploration efforts.

As we undertake exploration of our mineral claim, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the State of Alaska as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

If our exploration costs are higher than anticipated, then our profitability will be adversely affected.

We are currently proceeding with exploration of our mineral properties on the basis of estimated exploration costs. If our exploration costs are greater than anticipated, then we will not be able to carry out all the exploration of the Alaska Claims that we intend to carry out. Factors that could cause exploration costs to increase are: adverse weather conditions, difficult terrain and shortages of qualified personnel.

As we face intense competition in the mining industry, we will have to compete with our competitors for financing and for qualified managerial and technical employees.

The mining industry is intensely competitive in all of its phases. Competition includes large established mining companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or for qualified employees, our exploration and development programs may be slowed down or suspended.

Our common stock is "penny stock" with the result that trading of our common stock in any secondary market may be impeded.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on

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certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock as it is subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts" or "potential" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 6 to 9, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

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THE OFFERING

This prospectus relates to the resale by the selling stockholder named in this prospectus of up to 9,233,029 shares of common stock of Liberty Star Gold Corp. in connection with the resale of:

(a)	up to 3,888,687 shares of common stock issued in a private placement on March 22, 2005;
(b)	up to 1,944,342 shares of common stock issuable upon the exercise of common share purchase warrants issued in connection with the private placement on March 22, 2005;
(c)	up to 1,600,000 shares of common stock issued in a private placement on June 8, 2004;
(d)	up to 800,000 shares of common stock issuable upon the exercise of common share purchase warrants issued in connection with the private placement on June 8, 2004; and
(e)	up to 1,000,000 shares of common stock issued in a private placement on March 25, 2004.

The selling stockholder may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is presently traded on the OTC Bulletin Board under the symbol "LBTS". Please see the "Plan of Distribution" section starting at page 13 of this prospectus for a detailed explanation of how the common shares may be sold.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholder named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholder and we will not receive any proceeds from the resale of the common stock by the selling stockholder. We will, however, incur all costs associated with this registration statement and prospectus. We will receive proceeds of $4,316,513 upon exercise of all share purchase warrants (assuming all share purchase warrants are exercised prior to expiry). Since we cannot predict when the warrants will be exercised, if ever, we have not applied these proceeds for any particular purpose, and we anticipate that any proceeds that we do receive will be added to our general working capital for application to our ongoing operations.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

PRIVATE PLACEMENTS

On March 22, 2005, we completed a private placement financing of $5,052,733 by the issuance of 3,886,717 units at a price of $1.30 per unit. Each unit consists of one share of common stock and one-half share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of common stock at a price of $1.50 per share and is exercisable for a period of two years. The units were issued to three accredited investors pursuant to exemptions from registration set out in Rule 506 of Regulation D under the Securities Act and twenty-one non-US persons in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933. In connection with this private placement, 985 units were issued to each of Lafina Investment Ltd. and Michel Cornis, non-US persons in an offshore transaction relying on Regulation S, as finder's fees on portions of the private placement investment from non-US persons. The finders fees also included an amount representing 3% to 3.5% in cash. Proceeds of the private placement will be used to develop our Alaska claims and for working capital.

On June 8, 2004, we completed a private placement financing of $2,000,000 by the issuance of 1,600,000 units at a price of $1.25 per unit. Each unit consists of one share of common stock and one-half share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of common stock at a price of $1.75 per share

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and is exercisable for a period of two years. The units were issued to two non-US persons, Gabriela Rutschmann and Armando Boffetti, in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On March 25, 2004, we completed a private placement financing of $1,000,000 by the issuance of 1,000,000 share of common stock at a price of $1.00 per share. The shares were issued to two non-US persons, Kirton Investment Holdings Ltd. and La Hougue Financial Management Services Limited, in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

SELLING STOCKHOLDERS

All of the shares of common stock are being offered by the selling security holders listed in the table below. We issued the shares of common stock and share purchase warrants in private placement transactions to three accredited investors pursuant to exemptions from registration in Rule 506 of Regulation D under the Securities Act and twenty-three non-US persons in an offshore transaction pursuant to Regulation S and/or Section 4(2) of the Securities Act.

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon exercise of the share purchase warrants. Because the selling stockholders may offer all or only some portion of the 9,233,029 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of this offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock and share purchase warrants by the selling stockholder as of July 15, 2005 and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder.

Other than the relationships described below, none of the selling stockholders had or have, within the last three years, any material relationship with our company. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with Liberty Star	Number of Shares Registered	Number of Registered Shares Issuable Upon Exercise of the Share Purchase Warrants	Total Number of Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding
				# of Shares	% of Class(2)
Towns Corporation PTO Ltd.	40,000	20,000	60,000	0	0
A.D. Wahlhaus and Associates Pty Ltd. ATF the AW Superfund	80,000	40,000	120,000	0	0
Mark Ninio	115,000	57,500	175,500	0	0
Daniel Muhlemann	20,000	10,000	30,000	0	0
Ursula S. Ulrich	40,000	20,000	60,000	0	0
Sanovest Holdings Ltd.	100,000	50,000	150,000	0	0
Timeless Precious Metal Fund SICAV PLC	100,000	50,000	150,000	30,000	<1%
Errol Bome	150,000	75,000	225,000	0	0
Alvin Blumenthal	92,307	46,153	138,460	0	0
John Travis Dalley	133,660	66,830	200,490	0	0

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Chantal Gehri	815,000	407,500	1,222,500	0	0
Ingrid Weibel	1,155,000	577,500	1,732,500	0	0
Bianchi Marco	215,000	107,500	322,500	0	0
Gisele Decker	40,000	20,000	60,000	0	0
La Hougue Financial Management Services Limited	31,750	15,875	47,625	0	0
James E. Power	40,000	20,000	60,000	10,000	<1%
James R. McCall	40,000	20,000	60,000	10,000	<1%
Ronald R. Bouchard	40,000	20,000	60,000	10,000	<1%
Robert Janak	30,000	15,000	45,000	0	0
E H & P Investments AG	77,000	38,500	114,500	0	0
Nitro-Gen Pty. Ltd. ATF The Curson Family Trust	200,000	100,000	300,000	110,000	<1%
Brewin Nominees Ltd. A/C PLC NG	192,000	96,000	288,000	0	0
Chimes Holdings Pty. Ltd.	100,000	50,000	150,000	0	0
Eugen Golaszewski	40,000	20,000	60,000	0	0
Michel Cornis(1)	985	492	1,477	0	0
Lafina Investment Ltd. (1)	985	492	1,477	0	0
Gabriela Rutschmann	800,000	400,000	1,200,000	0	0
Armando Boffetti	800,000	400,000	1,200,000	0	0
Kirton Investment Holdings Ltd.	500,000	0	500,000	0	0
La Hougue Financial Management Services Limited	500,000	0	500,000	0	0
Totals	6,488,687	2,744,342	9,233,029	170,000	<1%
(1)

In connection with the March 2005 private placement, 985 units were issued to each of Lafina Investment Ltd. and Michel Cornis, non-US persons in an offshore transaction relying on Regulation S, as finder's fees on portions of the investment from non-US persons.

(2)	The percentage of class is calculated based on 36,988,687 shares of our common stock issued and outstanding as at July 15, 2005.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board) in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent

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but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions; and
(f)	a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholder and any broker-dealers or agents that participate with the selling stockholder in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholder may pledge its shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholder intends to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act, which may be required in the event the selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the

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foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholder, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is The Nevada Agency and Trust Company, Suite 880, Bank of America Plaza, 50 West Liberty Street, Reno, Nevada 89501, telephone: 775.322.0626.

LEGAL PROCEEDINGS

To our knowledge we are not a party to any litigation as at July 15, 2005. We anticipate that, from time to time, we periodically may become subject to other legal proceedings in the ordinary course of our business. We are unable to ascertain the ultimate aggregate amount of monetary liability or financial impact of the above matters which seek damages of material or indeterminate amounts, and therefore cannot determine whether these actions, suits, claims or proceedings will, individually or collectively, have a material adverse effect on our business, results of operations, and financial condition. We intend to vigorously defend these actions, suits, claims and proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. As of July 15, 2005, our directors and executive officers, their ages, positions held, and duration as such, were as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
James Briscoe	President, Chief Executive Officer, Chairman of the Board and Director	63	President, Chief Executive Officer, Chairman of the Board and Director since February 3, 2004
Jon Young	Chief Financial Officer and Director	60	Chief Financial Officer and Director since February 3, 2004
Gary Musil	Secretary and Director	53	Secretary and Director since October 23, 2003
John Guilbert	Director	73	Director since February 5, 2004
Philip St. George	Director	46	Director since May 9, 2005

James Briscoe - Chief Executive Officer, President, Chairman of the Board and Director

Mr. Briscoe was appointed as our Chief Executive Officer, President, Chairman and a director on February 3, 2004. Mr. Briscoe is a Registered Professional Geologist in the states of Arizona and California. Mr. Briscoe is the Vice President Exploration, and Chairman of the Board of JABA Exploration Inc., a TSX Venture Exchange Canadian public company. Mr. Briscoe has been a director of JABA Exploration Inc. since October 1995. Mr. Briscoe is also the President, CEO and Geologist of JABA (US) Inc. and President of Compania Minera JABA, S.A. de C.V. in

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Mexico. From 1992 to 2002, Mr. Briscoe served as an officer/director of three TSX Venture Exchange public companies in Canada.

Jon Young – Chief Financial Officer and Director

Mr. Young was appointed as our Chief Financial Officer and one of our directors on February 3, 2004. Mr. Young is a certified public accountant. Mr. Young is presently the CEO of Oracle Capital Advisors, Ltd. and has more than 30 years experience in providing clients with business consulting services. Mr. Young is President of Jon R. Young Company PC, an accounting practice limited to providing litigation support, and is strategically aligned with Beach-Fleischman Inc., Southern Arizona's largest accounting firm. Mr. Young was a partner with the Tucson office of KPMG Peat Marwick for 13 years.

Gary Musil – Secretary and Director

Mr. Musil was appointed as one our directors on October 23, 2003 and is presently our corporate Secretary. Mr. Musil was our Chief Executive Officer and Chief Financial Officer from October 23, 2003 to February 3, 2004. Mr. Musil has more than 30 years of management and financial consulting experience. Mr. Musil has served as an officer and director on numerous public mining companies since 1988. This experience has resulted in his overseeing exploration projects in Peru, Chile, Eastern Europe (Slovak Republic), British Columbia, Ontario, Quebec and New Brunswick (Canada). Prior to this, he was employed for 15 years with Dickenson Mines Ltd. and Kam-Kotia Mines Ltd. as a controller for the producing silver/lead/zinc mine in the interior of British Columbia, Canada. Mr. Musil currently serves as an officer/director of four TSX Venture Exchange public companies in Canada. Mr. Musil has been the President, Chief Executive Officer, Chief Financial Officer and a director of Montoro Resources Inc., a TSX Venture company and a reporting issuer in Canada, since February 1999. Mr. Musil has been the chief financial officer and secretary and a director of Belmont Resources Inc., a TSX Venture company and a reporting issuer in Canada, since August 1992. Mr. Musil has been the chief financial officer and a director of Mandalay Resources Corp, a TSX Venture company and a reporting issuer in Canada, since January 2000. Mr. Musil has been the chief financial officer and secretary of Highbank Resources Ltd., a TSX Venture company and a reporting issuer in Canada, since December 1988.

John Guilbert – Director

Dr. Guilbert was appointed as one of our directors on February 5, 2004. Dr. Guilbert is a Professor Emeritus at the University of Arizona and is a world-renowned geologist and author and a co-developer of the Lowell-Guilbert porphyry copper model.

Philip St. George – Director

Mr. St. George was appointed as one of our directors on May 9, 2005. Mr. St. George has been our Vice President of Exploration since February 2004. Since that time, Mr. St. George has been managing the geotechnical work on our Big Chunk claim. Mr. St. George has over 25 years experience in the mining exploration business, with over 16 years with major mining companies. Mr. St. George’s experience in property development from exploration through production will guide our efforts with our Big Chunk claim.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

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2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have set forth in the following table certain information regarding our common stock beneficially owned on July 15, 2005 for (i) each shareholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. As of July 15, 2005, we had 36,988,687 shares of common stock issues and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
James Briscoe 5610 E Sutler Lane Tucson AZ 85712 USA	8,750,000 (2)	23.7%
Jon Young 3443 N Campbell Avenue Tucson AZ 85719 USA	Nil	0%
Gary Musil 3577 Marshall Street Vancouver BC V5N 4S2 Canada	40,000	<1%
John Guilbert 961 E Linda Vista Boulevard Tucson AZ 85727 USA	Nil	0%
Philip St. George 17543 Toakoana Drive Eagle River, AK 99577 USA	Nil	0%%
Directors and Executive Officers as a Group	8,790,000	23.7%
(1)

Based on 36,988,687 shares of common stock issued and outstanding as of July 15, 2005. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	These shares are held by Alaska Star Minerals LLC. James Briscoe beneficially owns 100% of the membership interest in Alaska Star Minerals LLC.

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Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock with a par value of $0.001.

Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

Each stockholder is entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of out company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Stockholders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding our common stock.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

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The consolidated financial statements of our company for the fiscal year ended January 31, 2005, appearing in this prospectus and registration statement have been audited by Semple & Cooper, LLP., as set forth in their report thereon, and are included in reliance upon such report given on their authority of such firm as experts in accounting and auditing.

The consolidated financial statements of our company for the fiscal year ended December 31, 2003 and the 17 day period ending January 31, 2004, appearing in this prospectus and registration statement have been audited by Dohan and Company PA, as set forth in their report thereon, and are included in reliance upon such report given on their authority of such firm as experts in accounting and auditing.

DISCLOSURE OF SEC POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as Liberty Star, to indemnify its directors and officers under certain circumstances.

Our Articles of Incorporation provide that no director or officer shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve a knowing violation of law or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of our company or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development

We were incorporated August 20, 2001 in the State of Nevada, under the name "Titanium Intelligence, Inc." From incorporation until January 2004, we were a development stage company focused primarily on developing an Internet textile trade center website to facilitate the trade of textile products manufactured in China. We began to operate a textile trade center website on April 2, 2002. Our board of directors completed a review and evaluation of our textile trade center website business in December 2003 and determined in January 2004 to discontinue our textile trade center website operations and become an exploration stage company engaged in the acquisition and exploration of mineral properties through the acquisition of Big Chunk Corp., an Alaska corporation pursuant to the agreement described below.

Effective January 6, 2004, we increased our authorized capital from 25,000,000 shares of common stock to 200,000,000 shares of common stock. Concurrent with this increase to our authorized capital, each previously issued and outstanding share of our common stock was exchanged for eight shares of our common stock. As a result, the number of shares of our common stock issued and outstanding increased from 2,500,000 shares to 20,000,000 shares.

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Merger with Liberty Star Nevada

On January 19, 2004, we entered into an Agreement and Plan of Merger with Alaska Star Minerals LLC, its beneficial owners James Briscoe and Paul Matysek, Liberty Star Gold Corp. (then a private Nevada corporation wholly owned by Alaska Star Minerals LLC) and Liberty Star Acquisition Corp., our wholly owned Nevada subsidiary formed specifically for the purpose of acquiring Liberty Star Gold Corp. (and its subsidiary Big Chunk Corp.) from Alaska Star Minerals LLC.

The Agreement and Plan of Merger provided for the merger of Liberty Star Gold Corp. and Liberty Star Acquisition Corp., with Liberty Star Acquisition Corp. being the surviving corporation. The merger was completed effective February 3, 2004. Upon completion of the merger, we issued 17,500,000 shares of our common stock to Alaska Star Minerals LLC. As a result of this issuance, the number of outstanding shares of our common stock was increased from 20,000,000 shares to 37,500,000 shares. Big Chunk Corp., the subsidiary of Liberty Star Gold Corp., became the wholly owned subsidiary of Liberty Star Acquisition Corp. upon completion of the merger. Big Chunk Corp. was incorporated in the State of Alaska in December 2003.

As a condition to the closing of the merger, we agreed to appoint James Briscoe and Jon Young as members of our board of directors on closing, and Chen (Jason) Wu and Paulo Martins agreed to tender their respective resignations as directors at the closing of the merger. James Briscoe and Jon Young were appointed to our board of directors on February 3, 2004. John Guilbert was appointed as one of our directors subsequent to the merger on February 5, 2004.

Effective February 5, 2004, after the merger of Liberty Star Gold Corp. into Liberty Star Acquisition Corp., we merged Liberty Star Acquisition Corp. into our company, with our company being the surviving corporation in the merger. At the same time we changed our corporate name to "Liberty Star Gold Corp." Big Chunk Corp. is now our wholly-owned subsidiary.

Membership Interest Redemption And Withdrawal Agreement

Alaska Star Minerals, LLC, an Arizona limited liability company, Briscoe Investments, LP, RLLP, an Arizona limited partnership, and Paul Matysek entered into a Membership Interest Redemption and Withdrawal Agreement dated October 29, 2004, pursuant to which Alaska Star Minerals LLC would redeem Paul Matysek’s membership interest in Alaska Star Minerals LLC in exchange for 1,750,000 common shares in the capital of our company that were then owned by Alaska Star Minerals LLC. At the time, Alaska Star Minerals LLC owned approximately 26.5%, or 17,000,000 common shares in the capital of our company, while Paul Matysek and James Briscoe each owned half of the membership interest in Alaska Star Minerals LLC. By an Amendment to Membership Interest Redemption and Withdrawal Agreement dated November 19, 2004, Alaska Star Minerals, L.L.C., Briscoe Investments, LP, RLLP and Paul Matysek, joined by Bedrock Capital Corporation Ltd. and our company, agreed that Alaska Star Minerals LLP would, at the completion of the membership redemption transaction, surrender to our company for cancellation 7,000,000 of our common shares, that the 1,750,000 shares that were to be transferred to Paul Matysek in exchange for the redemption of his membership interest in Alaska Star Minerals LLC should instead be transferred to Bedrock Capital Corporation Ltd., and that these 1,750,000 common shares should be registered for resale on a Form SB-2 registration statement filed with the Securities and Exchange Commission. This transaction closed effective November 19, 2004. Bedrock Capital Corporation Ltd. has subsequently sold 1,500,000 of its restricted common shares and has waived the requirement to register its shares.

Our Current Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties in the State of Alaska through our wholly-owned subsidiary, Big Chunk Corp. We are currently engaged in exploration activities on 1,242 mineral claims spanning 302 square miles in the Iliamna region of southwestern Alaska. These Alaska claims are held in the name of our wholly-owned subsidiary, Big Chunk Corp.

The mineral resource business generally consists of three stages: exploration, development and production. Mineral resource companies that are in the exploration stage have not yet found mineral resources in commercially exploitable quantities, and are engaged in exploring land in an effort to discover them. Mineral resource companies that have located a mineral resource in commercially exploitable quantities and are preparing to extract that resource

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are in the development stage, while those engaged in the extraction of a known mineral resource are in the production stage. Our company is in the exploration stage – we have not found any mineral resources in commercially exploitable quantities.

Mineral resource exploration can consist of several stages. The earliest stage usually consists of the identification of a potential prospect through either the discovery of a mineralized showing on that property or as the result of a property being in proximity to another property on which exploitable resources have been identified, whether or not they are or have in the past been extracted.

After the identification of a property as a potential prospect, the next stage would usually be the acquisition of a right to explore the area for mineral resources. This can consist of the outright acquisition of the land or the acquisition of specific, but limited, rights to the land (e.g., a license, lease or concession). After acquisition, exploration would probably begin with a surface examination by a professional geologist with the aim of identifying areas of potential mineralization, followed by detailed geological sampling and mapping of this showing with possible geophysical and geochemical grid surveys to establish whether a known trend of mineralization continues through unexposed portions of the property (i.e., underground), possibly trenching in these covered areas to allow sampling of the underlying rock. Exploration also commonly includes systematic regularly spaced drilling in order to determine the extent and grade of the mineralized system at depth and over a given area, as well as gaining underground access by ramping or shafting in order to obtain bulk samples that would allow one to determine the ability to recover various commodities from the rock. Exploration would culminate in a feasibility study to ascertain if the mining of the minerals would be economic. A feasibility study is a study that reaches a conclusion with respect to the economics of bringing a mineral resource to the production stage.

There is no assurance that a commercially viable mineral deposit exists on any of our properties, and further exploration is required before we can evaluate whether any exist and, if so, whether it would be economically and legally feasible to develop or exploit those resources. Even if we complete our current exploration program and we are successful in identifying a mineral deposit, we would be required to spend substantial funds on further drilling and engineering studies before we could know whether that mineral deposit will constitute a reserve (a reserve is a commercially viable mineral deposit). Please refer to the section entitled "Risk Factors", beginning on page 6 of this annual report, for additional information about the risks of mineral exploration.

To date, we have not generated any revenues and we remain in the exploration stage. Our ability to pursue our business plan and generate revenues is subject to our ability to obtain additional financing, and we cannot give any assurance that we will be able to do so.

On June 16, 2005, we announced our staking of 213 mining claims in Arizona, which we call the North Pipes project. It is targeted for uranium mineralization but we have not allocated any exploration funds to it as yet. Our staking of these claims was based on estimates of mineralization for the area made by the U.S. Geological Survey.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the State of Alaska.

We have paid the applicable rental fees required by Alaskan mining regulations for the staking of the property, which extends the Alaska Claims for a two year period from the staking of the claims. Annual assessment work of $400 per quarter section must also be performed by us in order to keep the claims in good standing, or a total of $384,800 must be paid to maintain the claims in good standing. We conducted a detailed aeromagnetic geophysical survey and associated work at a cost of $283,889 during the period January 10 through June 6, 2004. Additional geotechnical studies including extensive geochemical sampling, IP geophysical surveying, diamond core drilling and interpretation of those studies have been completed during 2004. The approximate cost of these activities have been in excess of $2 million and may be applied towards maintaining the claims in good standing for 2004 and four additional years. During 2005, we expect to expend about $4,000,000 and these expenditures may also be applied to maintaining the claims in good standing.

In order to proceed with any drilling program, we will have to apply to the Alaska Department of Natural Resources, the Alaska Department of Conservation and the US Corps of Engineers. The permitting process is

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anticipated to take approximately six weeks and would be done through contractors based in Anchorage. The permit fees are anticipated to be in under $1,000 in total. The cost of contractors assisting with the permitting process is estimated to be approximately $15,000. The permitting process will be targeted to commence early in the field season with the objective of obtaining drilling permits for those locations identified for prospective drilling as a result of our initial exploration.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. The amount of these costs is not known at this time as we do not know the size, quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position.

Competition

We are a junior mineral resource exploration company engaged in the business of mineral exploration. We compete with other junior mineral resource exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral resource exploration companies. The presence of competing junior mineral resource exploration companies may impact on our ability to raise additional capital in order to fund our property acquisitions and exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We also compete for mineral properties of merit with other junior exploration companies. Competition could reduce the availability of properties of merit or increase the cost of acquiring additional mineral properties.

Many of the junior resource exploration companies with whom we compete have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquisitions of properties of merit and on exploration of their properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of resource properties. This competition could result in our competitors having resource properties of greater quality and interest to prospective investors who may finance additional exploration and to senior exploration companies that may purchase resource properties or enter into joint venture agreements with junior exploration companies. This competition could adversely impact our ability to finance property acquisitions and further exploration.

Employees

The mining exploration business is buoyant at the present time and is expected by senior mining experts to continue so for the near term. Competition for outstanding explorationists is intense as there are too few to meet the need and few new college graduates are entering the field. As a result we have decided to maintain a core of experienced critical employees and contract for technical workers during the summer field months. As of April 30, 2005, we are employing four full time geologists, including our President and CEO, James Briscoe, and our VP Exploration, Phil St. George, as well as two senior geologists, D. Brown and R. Macer, each having more than 30 years of experience and advanced degrees. Experienced field crewmembers as part of the geophysical crew, geochemical samplers, and camp cook have been contracted as well. In all, there will be approximately 22 workers for the summer field season. These permanent and contracted personnel started on or about May 15 and will work until freeze up about the end of October. Additionally, we have geoscience consultants specializing in exploration geology, geophysics, geochemistry, and geocomputer data applications, of whom our Technical Advisory Board is comprised. These individuals are contracted for 140 days of consulting services over the period January 1, 2005 through December 31, 2005 but particularly during the summer field season.

Reports to Security Holders

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

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The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this annual report. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. We refer you to the cautionary statement regarding forward-looking statements included at the beginning of this annual report. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this annual report, particularly in the section entitled "Risk Factors" beginning on page 6 of this annual report.

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

We are an exploration stage company engaged, through our wholly-owned Alaska subsidiary, Big Chunk Corp., in the acquisition and exploration of 1,242 mineral claims spanning 302 square miles in an area centered 25 miles northwest of the village of Iliamna, on the north shore of Lake Iliamna in southwestern Alaska. We plan to ascertain whether the claims possess commercially viable deposits of gold, copper, molybdenum, silver and zinc. To date, we have completed a detailed aeromagnetic geophysical survey over the entire claim block, 9,303 sample geochemical survey over a 1 kilometer wide by 200 meter spacing over the entire claim block, a one month duration IP survey and a 4 hole scout diamond drill program between October 21 and October 31, 2004, in which we drilled 1,329 feet of diamond core. This program and subsequent interpretive work over the winter months has consumed approximately $2.5 million.

Cash Requirements

Over the next twelve months we intend to expand our exploration program to the north, west, south and east of our current drill holes as well as do additional exploratory work over the remainder of the Liberty Star claims. We anticipate that we will incur the following expenses over the next twelve months: intense geologic, geophysical, and geochemical studies and interpretation of data acquired in the field season of the summer of 2005. These studies have been ongoing throughout the period from the end of the last field season in late October 2004 to the date of this report. They are continuing through the efforts of our geophysical, geochemical and data processing consultants.

We will require additional funds to implement our growth strategy in exploration operations. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There is still no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on his investment in our common stock. Further, we may continue to be unprofitable.

Our net cash provided by financing activities during the three month period ended April 30, 2005 was $0 (unaudited).

In order to proceed with our plans we raised funds by way of three private placements of equity securities in our company. The first offering consisted of 1,000,000 shares at a price of $1.00 per share for gross proceeds of $1,000,000. The second offering consisted of 1,600,000 shares at a price of $1.25 per share for gross proceeds of $2,000,000. The third offering consisted of 3,886,717 units at a price of $1.30 per unit for gross proceeds of $5,052,732. Each unit consists of one share of common stock and one-half share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of common stock in our company at a price of $1.50 per share and is exercisable for a period of two years. The net proceeds received will be used to develop our Big Chunk

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property and for working capital.

Over the next twelve months we intend to use all available funds to expand on the exploration and development of our leases, as follows:

Estimated Funding Required During the Next Twelve Months
Expense	Amount
Mineral Claim Exploration Expenses	$3,835,786
Professional Fees	191,920
Investor Relations & Sales Related	322,821
Rent, Utilities & Insurance	103,450
General Administrative Expenses	98,217
Total	$4,552,194

We had cash and cash equivalents in the amount of $168,564 (unaudited)as of April 30, 2005. We had a net working capital of $5,137,044 (unaudited) as of April 30, 2005.

As at April 30, 2005, we had $145,408 (unaudited) in current liabilities. Our financial statements report a net loss of $469,611 (unaudited) for the three month period ended April 30, 2005 compared to a net loss of $255,075 for the three month period ended April 30, 2004. Our total liabilities as of April 30, 2005 were $145,408 (unaudited), as compared to total liabilities of $57,022 as of April 30, 2004. The increase was due to the earlier start of field work and drilling activity. On March 22, 2005 we issued 3,886,717 shares of common stock and 3,886,717 common stock purchase warrants for gross proceeds of $5,052,732. We incurred expenses in the amount of $471,090 (unaudited) for the three month period ended April 30, 2005 compared to $255,075 for the three month period ended April 30, 2004. During the three month period ended April 30, 2005 we spent $164,232 (unaudited) on exploration of our Big Chunk property.

Our total expenditures over the next twelve months are anticipated to be approximately $5,000,000. On March 22, 2005, we completed a private placement financing of $5,052,733 by the issuance of 3,886,717 units at a price of $1.30 per unit. As a condition of the private placement, we filed a registration statement on Form SB-2 on May 18, 2005.

The results that we can accomplish with our current budgeted expenditures of $5,000,000 are limited. We will need additional funding to prove up whether we have a commercially viable mineral resource.

We have no arrangements in place for any additional financing and there is no assurance that we will be able to do so in the required amounts. Please refer to the section of this registration statement entitled "Risk Factors" beginning on page 15 for a more detailed description of the risks that we will face, and the risks that any person investing in our company will face, that may arise as the result of our attempt to raise money for the continuation of our exploration program through the sale of equity in our company. Because of these risks and for other reasons, our auditors, in their report on the annual consolidated financial statements for the year ended January 31, 2005, included an explanatory paragraph regarding their concerns about our ability to continue as a going concern.

Purchase or Sale of Equipment

We do not anticipate that we will expend any significant amount on equipment for our present operations or for our projected operations over the next 12 months.

Personnel

The mining exploration business is buoyant at the present time and is expected by senior mining experts to continue so for the near term. Competition for outstanding explorationists is intense as there are too few to meet the need and few new college graduates are entering the field. As a result we have decided to maintain a core of experienced

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critical employees and contract for technical workers during the summer field months. As of April 30, 2005, we are employing four full time geologists, including our President and CEO, James Briscoe, and our VP Exploration, Phil St. George, as well as two senior geologists, D. Brown and R. Macer, each having more than 30 years of experience and advanced degrees. Experienced field crewmembers as part of the geophysical crew, geochemical samplers, and camp cook have been contracted as well. In all, there will be approximately 22 workers for the summer field season. These permanent and contracted personnel started on or about May 15 and will work until freeze up about the end of October. Additionally, we have geoscience consultants specializing in exploration geology, geophysics, geochemistry, and geocomputer data applications, of whom our Technical Advisory Board is comprised. These individuals are contracted for 140 days of consulting services over the period January 1, 2005 through December 31, 2005 but particularly during the summer field season.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Presentation of Financial Information

We completed the acquisition of Liberty Star Gold Corp., the private Nevada Corporation that we acquired from Alaska Star Minerals LLC, effective February 3, 2004 and subsequently changed our year end from December 31 to January 31. Under United States generally accepted accounting principles, this merger was treated as a recapitalization of the private company Liberty Star Gold Corp., which is treated as the acquirer for accounting purposes, even though we were the legal acquirer. Our financial statements for the period ended January 31, 2005 reflect financial information for the period from February 1, 2004 to January 31, 2005, as well as from inception through January 31, 2004 and inception through January 31, 2005.

You should read the following discussion of our financial condition and results of operations together with the consolidated audited financial statements and the notes to consolidated audited financial statements included elsewhere in this filing. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements.

Since we have not generated any revenue, we have included a reference to our ability to continue as a going concern in connection with our financial statements for the three month period ended April 30, 2005. Our accumulated deficit at April 30, 2005, was $2,938,635 (unaudited). All exploration costs are expensed as incurred.

These financial statements have been prepared on the going concern basis, which assumes that adequate sources of financing will be obtained as required and that our assets will be realized, and liabilities settled in the ordinary course of business. Accordingly, these financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Pending Accounting Pronouncements

On June 1, 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections (SFAS No. 154”), a replacement of APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle

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unless it is impracticable. APB No. 20 required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The FASB stated that SFAS No. 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. Unless early adoption is elected, SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. Early adoption is permitted for fiscal years beginning after June 1, 2005. SFAS No. 154 does not change the transition provision of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this statement. We do not believe that the adoption of SFAS No. 154 will have a material effect on our results of operations or financial position.

Going Concern

Since we have not generated any revenue, we have included a reference to our ability to continue as a going concern in connection with our financial statements for the three month period ended April 30, 2005. Our accumulated deficit at April 30, 2005 was $2,938,635 (unaudited). All exploration costs are expensed as incurred.

These financial statements have been prepared on the going concern basis, which assumes that adequate sources of financing will be obtained as required and that our assets will be realized, and liabilities settled in the ordinary course of business. Accordingly, these financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

DESCRIPTION OF PROPERTY

Our Offices

We rent the premises for our principal office that consists of approximately 1,300 square feet of engineering office space and 1,800 square feet of warehouse storage space located at 2766 N Country Club Road., Tucson, Arizona 85716. We rent these premises from JABA (US) Inc. for $1,500 per month plus a pro rata share of utilities and maintenance. Our president and chairman, Mr. James Briscoe, is the president of JABA (US) Inc.

We believe that our existing office facilities are adequate for our needs through the end of the year ended January 31, 2006. Should we require additional space at that time, or prior thereto, we believe that such space can be secured on commercially reasonable terms.

Our Alaska Mineral Claims

Description of Property and Location of Alaska Claims

Our Alaska Claims consist of 1,242 State mineral claims, spanning 302 square miles in the Iliamna region of southwestern Alaska, located on the north side of the Cook Inlet, approximately 300 miles southwest of the city of Anchorage, Alaska. The property lies about 20 to 40 miles north of Lake Iliamna, and 15 to 30 miles northwest of the village of the same name. The only access to these Alaska Claims and the general area is by snowmobile in the winter, helicopter during any time of the year, or by foot.

Our Alaska Claims are Alaska State mining claims on State of Alaska owned (surface and mineral) land. State mineral claims in Alaska may be kept in good standing by incurring annual assessment work or by paying cash in lieu of assessment work in the amount of $400 per 160 acre quarter section claims or $100 per 40 acre mineral claim per year and by paying annual escalating state rentals. To keep our existing property in good standing, the annual assessment work or cash in lieu obligations total approximately $384,800. Sufficient work has been done to cover all requirements for 2005, 2006 and 2007. The annual state rentals are $100 for 160-acre quarter section claims and $25 for 40-acre quarter quarter section claims. State rentals for our Alaska claims for 2004 totaled approximately $47,625 and have been paid. Rentals for 2005 will total approximately $95,215. Alaska State

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production royalty is three percent of net income. State law prescribes that after a 3.5-year exemption from state taxes a metal mine is liable for a 15% state licensing tax on net income from the mine.

Our Alaska Claims are owned 100% by Big Chunk Inc., an Alaska corporation that in turn is owned 100% by Liberty Star. The only royalties, payments or other encumbrances on the property are those owed to the State of Alaska as mentioned above. Federal taxes will be owed on profits made from mining on the property. The claims are owned 100% by Liberty Star Gold Corp. The only royalties, payments or other encumbrances on the property are those owed to the State of Alaska as mentioned above.

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0
10
20
miles
0
15
30
kilometers
N
Port Alsworth
Nondalton
Iliamna
Pedro Bay
Newhalen
Koliganek
New Stuyahok
Lake Iliamna
ALASKA
Anchorage
Igiugig
Kvichak R.
Gulf of Alaska

Property Location Map

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0
2.5
5
miles
0
5
10
kilometers
N
Nikabuna Lake
Chulitna R.
White Sox
Liberty Star claim boundary
Black Mtn.
Pebble deposit
Koktuli R.
Sharp Mtn.

Property Boundary and Place Names

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Environmental / Permits

Aside from the foreseeable displacement of fish and wildlife resources within the immediate mine and related structures and increased human access by a mine development project, we are not aware of any specific environmental impact that affect the mineral claims. In August 2004, Liberty Star contracted Lynx Enterprises to obtain permits for drilling. The following table summarizes the permits required for drilling and the day those permits were issued. Some of these permits are multi-year permits, and others will have to be renewed each year.

Permit	Date Issued
DNR Temporary Water Use Authorization TWUP F2004-24	September 17, 2004
US Army Corps of Engineers authorization under Nationwide Permit #6, Survey Activities POA-2004-1317-D	September 7, 2004
DNR Miscellaneous Land Use Permit for Hardrock Exploration and Reclamation	September 17, 2004
Fish Habitat Permit FH-04-II-0267	September 20, 2004

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Our property lies 80 km west of the Alaska Range within the Nushagak-Big River Hills, an area of rolling hills and low mountains separated by wide shallow valleys blanketed with glacial deposits and numerous streams and small, shallow lakes. Elevations range from 525 feet above sea level (asl) to 1584 feet asl.

Access to the project from Anchorage is via fixed wing aircraft to the Village of Iliamna, a distance of 200 miles. Iliamna has a state-operated airport with a 5,000 foot paved runway. It is serviced by several passenger and cargo flights daily from Anchorage, using Platus PC12, Fairchild Metroliner III, Hercules and DC-6 aircraft, as well as smaller charter aircraft. Current access from Iliamna to the property is by helicopter, a flying distance of 25 miles. Bulk fuel and heavy freight can also be barged in the summer months to Lake Iliamna via the Kvichak River. There is no extensive road network in the Iliamna district, with only limited local roads in and around the villages of Newhalen, Iliamna and Nondalton. The communities of Iliamna, Newhalen and Nondalton have a combined population of approximately 700 people. Iliamna and surrounding communities have very limited commercial business infrastructure, except for that which services a seasonal sports fishing and hunting industry. A small hydroelectric installation provides power for the three communities.

The climate of the Iliamna area is similar to that of Anchorage. The mean daily maximum temperature in July is 62°F and the mean daily minimum temperature in January is 8°F. Average annual precipitation is 27 inches with most occurring as rainfall from June through August. The climate, while periodically harsh, is sufficiently moderate to allow mineral exploration to be conducted year-round. Tundra plant communities, mixtures of shrub and herbaceous plants, occupy the barren ground of the project area. Willow is commonly found only along streams and sparse patches of dense alder are confined to better-drained areas where coarse soils have developed. Poorly drained regions underlain by fine soils support only dwarf birch and grasses. Vast areas of undeveloped land exist for facility sighting and other developments to support a large open mining operation.

The property is large enough to host numerous open pit mines, with sufficient areas for facility sites, waste and tailing storage and all other spatial requirements. Water is found at surface to supply mining and mineral recovery operations as well as other water demands. Power is not available on the property and will have to be developed or brought in prior to mining and mineral recovery operations.

Present Condition of our Alaska Claims

The property covered by our Alaska Claims is undeveloped. There are no open-pit or underground mines, nor is there any mining plant or equipment located on the property. There is no power supply to the property nor is there any road access.

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Claim Status

On November 9, 2004 we paid the applicable fees required by Alaskan mining regulations for the staking of the Alaska Claims, which will expire two years after the date we paid those fees. We are required to perform annual assessment work of $400 per quarter section in order to keep the claims in good standing. We conducted a detailed aeromagnetic geophysical survey and associated work at cost of $283,889 during the period January 10 through June 6, 2004. Additional geotechnical studies including extensive geochemical sampling, IP geophysical surveying, diamond core drilling and interpretation of those studies have been completed during 2004. The approximate cost of these activities have been in excess of $2 million and may be applied towards maintaining the claims in good standing for 2004 and four additional years up to and including 2008 obligations.

Prior History

We are unaware of any previous claim ownership anywhere on the property, nor any exploration, other then minor surface sampling. No evidence of development work has been found on the property. No historical mineral resources or reserves are in the published literature.

Exploration History of our Alaska Claims

Our Alaska claims are located in a remote area of southwestern Alaska where limited exploration and development activity has occurred. The area is largely covered by glacial debris, soil, and tundra and in some areas, post mineral volcanics. Little geologic, geochemical or geophysical data is available, and that which is available is of a general nature and of low quality. Prior to our aeromagnetic survey, which was commenced on January 10, 2004, our geochemical sampling program during June 1 to October 1, 2004, our group geophysics (IP) program during July 15 to August 15, 2004 and our October 2004 drilling program, our Alaska Claims were unexplored. Our exploration program is still in a very early stage.

Recent Exploration of the Alaska Claims

We have carried out exploration work on our Alaska claims in an effort to ascertain whether they possess commercially viable deposits of gold, copper and molybdenum and by-product silver. We have undertaken an aeromagnetic geophysical survey, started January 10, 2004 and completed June 6, 2004, over the claims and a significant surrounding area. This survey covers 1,408 square miles, was flown at a constant elevation above the surface of 297 feet with lines every 825 feet with a magnetic measurement every 18 feet. The magnetic contours are reduced to the pole and color contoured. This map is the most detailed existing for the area. This map is the foundation that will be used to help interpret sub surface geology and alteration related to rock types, faults and vein and alteration zones. It will also help us interpret the results of other studies done or to be done, such as geochemical sampling and electrical ground geophysics known as Induced Polarization or IP. The next step in our exploration program was the collection of geochemical samples consisting of twigs of specific plants, known as biogeochemical samples; soil samples taken from shallow excavations about six inches deep known as soil sampling; sediments from running streams known as stream sediment sampling; and water samples from still water simply known as water sampling. These samples were taken along lines 3,279 feet apart with samples every 660 feet along each line except for the stream sediment samples and water samples that were taken along waterways where sample material was available. Each sample was located with a Hewlett-Packard Pocket PC (IPAC) equipped with Global Positioning Satellite (GPS) software and color map display. All detailed information about the sample was collected using software written for the purpose. This information was automatically down loaded each night by each sampler, and transmitted to an archival computer at base camp. Each sample was analyzed for 37 elements including gold, silver, copper and molybdenum by an accredited analytical geochemical laboratory. Numerous blanks and repeat samples were submitted at the same time to assure quality assurance/quality control (QA/QC) as a standard procedure. Nine thousand three hundred and three samples were collected and greater than 325,000 determinations made on these samples. Appropriate computer programs were used to plot these results for each element on computer maps that are accurate in scale. The computer software is known as Geographic Information Systems (GIS) and is standard for the industry. The next step was to do ground electrical geophysics known as Induced Polarization or IP. This method involves putting an electrical current into the ground, shutting off the current and measuring the time it takes for the electricity to come back out. Where there is mineralization, the metallic particles act as micro storage units (capacitors) showing the metallic mineral content. This method is standard for the industry having been in use for more than 40 years. Zonge Engineering and Research Organization

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Inc. of Tucson, Arizona did the work. There was only one month of available survey time and not all the ground could be tested.

One area of unusually high geochemical values (an anomaly) was emphasized. Strong IP response was obtained indicating metallic minerals co-incident with the geochemical anomalies. This area was declared an interesting target and was named White Sox – for the small biting insect with white feet that lives there. When a diamond drill rig was available in late October, we drilled four scout drill holes spaced about one kilometer apart and drilled to penetrate below the surface to get a preliminary idea of what was beneath glacial soil-tundra (till) cover. Porphyry style alteration and mineralization was encountered. The two westerly holes encountered strong pyrite (iron sulfide) and high arsenic but little copper and molybdenum values. The easterly holes showed lower pyrite content, no significant arsenic but higher copper and molybdenum values. These results are classical porphyry deposit metal zoning patterns. They tell us a porphyry mineral center is probably located to the north and east perhaps about 3,000 feet. Additional interpretative work is ongoing. The cost of these above described studies was approximately $2 million. Additional IP geophysics, geochemistry sampling and drilling will be performed with the objective of defining a resource at White Sox and more scout diamond drilling on other geophysical and geochemical anomalies that may define other mineral centers.

Geology of the Alaska Claims

Basement or pre-intrusive rocks in the area of our Alaska claims include Triassic to Cretaceous sediments ranging from limestone to shales, sandstone and conglomerate as well as volcaniclastic units. These sedimentary units have been intruded by a variety of igneous (molten rock arising from below the surface of the earth which intrude – thus intrusives – solid surface rocks) rocks ranging in age from Upper Cretaceous to Tertiary. Included are quartz monzonite, granodiorite, quartz diorite and porphyrtic granodiorite intrusive types. These rocks are thought by the U.S. Geological Survey and company geologists to shortly precede or be contemporaneous with metallic mineral emplacement and alteration. Post mineral cover rocks include Tertiary volcanics of basaltic, andesitic and rhyolitic composition. These post mineral cover rocks include flows and flow breccias as well as pyroclastic tuffs. Thin alluvium and glacial detritus or till of various types cover low areas.

Mineralization is expected to be disseminated in intrusive rocks in typical porphyry copper manner. Porphyry copper deposits are the largest source of the world supply of copper. They are generally mined by open pit methods but are sometimes mined by underground methods using a bulk mining technique called block caving. In strict definition they are disseminated copper minerals in a large body of porphyry intrusive igneous rock. In the commercial sense the term is not restricted to ore in porphyry but is applied to deposits characterized by huge size (particularly with respect to horizontal dimension), uniform dissemination and low average per ton copper content. They typically and generally contain molybdenum, gold, silver, zinc and lead which can be important by or co-products of the mineral deposit. Higher-grade skarn replacements in limestones as well as in hornfelsed clastic rocks may also be present. These types of mineral occurrences happen when the mineral bearing intrusive porphyry comes in contact with limestone or sandy shale sediments. Chemical reaction with these rocks tends to form an alteration product known as skarn or hornfels and richer grade mineralization is concentrated in these areas. Large breccia features, perhaps pipes, have been described in the area and may provide loci for high-grade mineralization. Breccia pipes are typical of porphyry copper deposits and form as a result of rock movement (faulting) or the action of hot, high pressure moving water vapor (hydrothermal fluid) where in some cases high grade copper or other metallic minerals are concentrated.

Mineralization

Mineralization consists principally of pyrite, chalcopyrite, and molybdenite as fracture fillings and disseminations in intrusive and sedimentary host rocks, with some quartz-veinlet stockwork. Mineralization is strongest within and around the altered intrusive dikes and sills and is spatially associated with quartz veining and chlorite alteration. Drill hole BC1003 contains the strongest mineralization, with several zones of chalcopyrite and molybdenite. The table below summarizes the geochemistry of that hole. Trace amounts of chalcopyrite were noted in the other drill holes.

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Summary of Drill Hole Geochemistry
Hole ID	From(m)	To(m)	Length(m)	Ag(ppm)	Au(ppm)	Cu(ppm)	Mo(ppm)	Pb(ppm)	Zn(ppm)
BC1001	3.66	90.47	86.81	0.15	0.004	82	1	6	88
BC1002	9.14	34.44	25.3	0.1	0.001	192	13	4	65
BC1003	3.05	206.35	203.3	0.08	0.002	195	16	3	66
including	70.82	78.94	8.12	0.15	0.004	456	19	4	49
including	176.39	177.39	1	0.05	0.0005	300	289	2	97
BC1004	42	73.76	31.76	0.14	0.011	93	1	9	92

Exploration

Liberty Star staked the 981 claims on property in December 2003. An aeromag survey was flown over the property in the months of January, February, March, and April with the final product submitted in the first week of June 2004. Fieldwork including surface sampling, induced polarization (IP) geophysics and drilling were conducted from June through October 2004.

McPhar Geophysics flew the aeromag survey during January, February, March and April of 2004 with the use of a fixed wing aircraft. The survey covers approximately 1,407 square miles. It was flown at an optimum elevation of 395 feet draped above the ground surface, and flight lines spacing was 820 feet. Flight line profiles grids were computer generated into a three-dimensional surface 295 feet above the ground. The plane was controlled primarily by autopilot flying the computer surface controlled by GPS, radar, altimeter, barometers altimeter, and pilotage. The dense flight line spacing and low elevation flight lines provide a high level of detail in the data, which is helpful in mapping out rock types and structures accurately.

A majority of the 2004 fieldwork was surface geochemical sampling. The table below summarizes the number of samples collected during this work.

Summary of Surface Samples Collected in 2004
Sample Type	Number of Samples
Vegetation Samples	4,274
Soil Samples	3,366
Water	993
Stream Sediment	610
Rock	60
Total	9,303

Surface sampling methods followed industry standards for collecting a representative sample from its location and minimizing contamination. Vegetation and soil samples were collected on a grid, with approximate 656 feet station spacing and 0.621 mile line spacing. Infill lines were sampled on anomalous areas. Stream sediment, water, and rock, samples were collected approximately every 800 meters on most drainages. Rock samples were collected wherever premineral alteration or mineralization was noted.

Surface samples were shipped to MEG Labs in Carson City, Nevada for lab preparation and analyzed at Acme Labs, a certified lab in Vancouver, British Columbia, Canada using ICP, mass spectrometer analytical methods.

Surface sampling analysis indicates the White Sox area as a primary target for copper and molybdenum mineralization. Vegetation sampling analysis indicates several other targets on the property have porphyry copper geochemical signatures and further work is needed.

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Induced Polarization (IP) surveys were conducted by Zonge Engineering, Tucson, Arizona. Dipole lengths were 492 feet. The Reconnaissance IP (RIP) surveys used 1,640 feet receiver wires, spread in an L shape at each station.

The White Sox area has an IP response indicating the presence of metallic mineralization with readings similar to a copper porphyry deposit within the district and elsewhere in the world. Two small responses in the RIP survey indicate potential for small metallic deposits in those areas.

Shea Clark Smith (MEG Labs) and Michael Schaefer (Geo-Information Solutions) conducted a study of the vegetation geochemistry and concluded that data is reliable and useful for interpretation of the property. They wrote a report summarizing their findings with recommendations to follow up many different multi-element anomalies.

Thirty days of IP was conducted from August 15 through September 15, 2004. Both dipole-dipole and reconnaissance IP (RIP) was conducted. The table below summarizes the work that was completed. It was a very productive crew and the results are encouraging. A few small areas of IP response was detected with the RIP survey. But, more significantly a sizeable and significant IP response was measured on all four lines at White Sox. These profiles indicate the presence of disseminated metallic material, similar in quantity to many copper porphyries around the world.

Summary of Induced Polarization Surveys
IP Method	Line-Miles or Area Covered
9 Dipole-Dipole lines	26.1 miles
30 RIP Stations	~13.5 square miles

We staked an additional 213 claims in May and June, 2005.

Drilling

Four drill holes totaling 1,329 feet were completed in the White Sox area. The table below summarizes this drill campaign.

Summary of Drilling in 2004, Coordinates in WGS84, UTM Zone 5
DH_ID	utm_x	utm_y	El_m	Bearing	Dip	Depth (ft)	Depth (m)
BC1001	365275	6658179	274	90	-75	297	90.47
BC1002	365574	6657205	229	270	-75	113	34.4
BC1003	365828	6657215	237	90	-80	677	206.35
BC1004	365102	6656378	221	263	-75	242	73.76
Total						1,329	404.98

Drilling was accomplished by Quest Drilling, Vancouver, British Columbia, Canada, with the use of a helicopter portable LF70 hydraulic drill.

The core was not "oriented", so the true thickness, and orientation of mineralized zones is unknown. Assay results show that the eastern-most hole has the most copper and molybdenum, and future drilling should continue testing to the east.

The drill results are encouraging, visible copper mineralization was noted in two holes and visible molybdenite was noted in several places in one hole. This mineralization and the associated alteration are indicative of a copper porphyry system, and maybe peripheral to a large disseminated deposit.

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Sampling Method and Approach

The holes are all NQ diameter core. Core was photographed prior to logging and again after splitting The core was logged after the first pass of photography; lithology, alteration and mineralization were entered into an Access database form. Sample intervals were then assigned, with new sample intervals at every lithology break, and also at the strongest alteration and mineralization boundaries. Samples of 6.56 feet were the standard sample length between these breaks. After logging, the core was split with a diamond saw, half the core went back in the core boxes for permanent storage and half the core was put into clear polyethylene bags. The sample numbers from each batch were then randomized and the samples were gathered in that randomized order for shipment to the prep lab. The samples were then sent to ALS Chemex Labs in Fairbanks, Alaska for crushing and pulverization (lab preparation) into pulps. The pulps were then sent from there to ALS Chemex Labs (a certified laboratory) in Vancouver, British Columbia, Canada for assay.

As this was just the earliest exploration drilling, a chain of custody for the samples was not implemented. A QA/QC program was implemented. The samples within each sample batch were randomized within the submittal form and a standard or blank was inserted every tenth sample. The samples were submitted to be processed at the prep lab and at the assay lab in the randomized order. Visual inspection of the assay results of the QA/QC samples indicates that there was no down-hole smearing or other analytical problems.

No sampling, or recovery issues or any other factors have been identified that could have lead to any reliability issues of the drill results. Visual estimates of the drill core were in the 100 to 200 ppm copper range (1 to 2% chalcopyrite) and the assays confirm those estimates. There was no significant core loss, or significant zones of low recovery. The diamond saw was new, with regular blade cleaning and no other processes that would lead to contamination. The samples were continuous downhole, and there are no issues regarding the quality of the samples. Grades were relatively uniform, so there are no issues regarding compositing of low-grade material with higher-grade material.

Sample Preparation, Analyses and Security

Industry standard treatment of core was implemented. The samples were handled, photographed, logged and split in a facility that had constant traffic of employees and contractors with no periods of time where salting, or other altering of the sample quality could have taken place without notice by several employees or contractors. An officer of the company supervised all aspects of the core handling, photography, logging, splitting and sampling. This officer performed none of the sampling or splitting or any other core handling that could have reduced the validity of the sampling.

Data Verification

ALS Chemex Labs is ISO 9000:2001 certified, and a world-renowned laboratory, well respected in the industry for quality control and quality assurance. Liberty Star conducted its own QA/QC checks, which could be checked against ALS Chemex QA/QC records. We believe the integrity of the sampling, sample preparation, security and analytical procedures are of the best industry standards. We also believe that the QA/QC work verifies this integrity and that there are no other problems regarding the sample results.

Mineral Processing and Metallurgical Testing

No metallurgical testing has been accomplished on our property. However, a mineralization is thought to be typical of the porphyry copper type that can be recovered by standard techniques of crushing, grinding concentration by froth flotation and smelting of such concentrates.

Mineral Resource and Mineral Reserve Estimates

No resource estimation has been accomplished on our property. However, mineralization is thought to be typical of the porphyry copper type that can be recovered by standard metallurgical of crushing, grinding concentration by froth flotation and smelting of such concentrates.

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Mineral Resource and Mineral Reserve Estimates

No resource estimation has been accomplished on our property.

Recommendations

Our property is in various stages of exploration. The White Sox area has received the most work and is a little more advanced then other portions of the property. A mineralized center has been identified with drilling. Additional drilling on and near the IP response is recommended during the next field season, summer of 2005. The IP response at White Sox should be fully delineated with additional IP to the north, east and south of the current survey. Concurrently additional geochemical sampling should be done on more closely spaced intervals. Drilling should continue to evaluate those areas with the appropriate geochemical and IP response (>40 mRad). Once ore-grade mineralization is encountered, a grid-drilling program should be initiated to delineate resources. 320 ft by 320 ft drill spacing is sufficient to delineate inferred resources.

Dipole-dipole Induced Polarization (IP) and Reconnaissance IP (RIP) should be conducted on the remainder of the property. The higher quality geochemical anomalies should be evaluated with dipole-dipole IP. Any significant sized dipole-dipole IP responses over 40 mRad should be drill tested.

Lower quality geochemical anomalies should be evaluated with RIP. Any RIP anomalies should be detailed with dipole-dipole IP. Any significant sized dipole-dipole IP responses over 40 mRad should be drill tested.

Our Arizona Mineral Claims

On June 16, 2005, we announced our staking of 213 mining claims in Arizona, which we call the North Pipes project. It is targeted for uranium mineralization but we have not allocated any exploration funds to it as yet. Our staking of these claims was based on estimates of mineralization for the area made by the U.S. Geological Survey.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as described under the heading "Executive Compensation", or as set forth below, there are no material transactions with any of our directors, officers or control persons that have occurred during the last two fiscal years.

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters; and
•	Any relative or spouse of any of the foregoing persons who has the same house as such person.

We entered into a management agreement dated October 24, 2003 with Sundance Capital Group, Inc. ("Sundance"), a private company managed by Mr. Musil, our Secretary and director, whereby Sundance has agreed to provide accounting, financial and administrative services for an initial three month period at the rate of $3,000 per month, plus reasonable expenses. We agreed to pay a signing bonus of $5,000 upon execution of the management agreement. We paid an aggregate of $11,750 pursuant to this management agreement in 2003. This agreement has been extended for an additional three month term and expired on April 24, 2004.

From February 2002 to January 2004, our former Chief Financial Officer and director, Chen (Jason) Wu, provided us with technical services in the basic design and setting up of our Internet textile trade center. We entered into a service agreement with Mr. Wu for his technical services and under the service agreement we agreed to pay Mr. Wu an amount as determined by our directors in view of Mr. Wu's contribution to our company and the funds available to us for compensation of contractors and employees. During the year ended December 31, 2003, we paid Mr. Wu

D/BIP/705409.10

a total of $1,035 for the technical services and reimbursement of expenses provided by him. We terminated the service agreement with Mr. Wu on January 30, 2004.

On closing of our acquisition of and merger with Liberty Star Gold Corp, we issued to Alaska Star Minerals LLC, an Arizona limited liability company, a total of 17,500,000 shares of our common stock. James Briscoe, our President and Chairman, owns a 100% beneficial interest in Alaska Star Minerals LLC. See the section of this registration statement entitled "Description of Business" at page 18, for a complete description of this transaction.

Gary Musil, our secretary and a director, advanced $25,000 to us in 2003 in order to fund operating expenses. These funds were advanced as a loan. The loan is non-interest bearing, is unsecured and is without any fixed terms of repayment. The loan has been repaid as of December 31, 2004.

                MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock was listed and commenced trading on the OTC Bulletin Board on July 15, 2003 under the symbol "LBTS". Since July 15, 2003, trading in our common stock has been limited and sporadic. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock on the OTC Bulletin Board:

OTC Bulletin Board (1)
Quarter Ended	High	Low
April 30, 2005	$1.97	$1.10
January 31, 2005	$2.14	$1.20
October 31, 2004	$1.74	$1.35
July 31, 2004	$1.86	$0.90
April 30, 2004(3)	$3.00	$0.96
December 31, 2003	$1.00	$1.00
September 30, 2003(2)	$1.01	$0.01
(1)

These prices were taken from Yahoo! Finance. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

(2)	Our stock commenced trading on the OTC Bulletin Board on July 15, 2003.
(3)	Reflects an 8:1 stock split and the change in our year end from December 31 to January 31.

Our common shares are issued in registered form. The Nevada Agency and Trust Company, of Suite 880 Bank of America, 50 West Liberty Street, Reno, Nevada 89501 USA (telephone: 775.322.0626; facsimile 775.322.5632) is the registrar and transfer agent for our common shares.

On July 15, 2005, the shareholders' list for our common stock showed 104 registered stockholders and 36,988,687 shares issued and outstanding. The closing sale price for our common stock on July 18, 2005, as reported on the OTC Bulletin Board, was $1.52.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks." "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny

D/BIP/705409.10

stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

Dividend Policy

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or
2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future

EXECUTIVE COMPENSATION

The officers of our company received $95,000 in cash during the fiscal year ended January 31, 2005 and no cash or other compensation during the fiscal year ended January 31, 2004.

Summary Compensation Table
Name and Principal Position	Year	Annual Compensation			Long Term Compensation (1)			All Other Compen- sation
		Salary (US$)	Bonus (US$)	Other Annual Compen- sation (US$) (1)	Awards		Payouts
					Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts (US$)
James Briscoe(2) President, CEO, Chairman and Director	2004 2003 2002	60,000 N/A N/A	Nil N/A N/A	Nil N/A N/A	Nil N/A N/A	Nil N/A N/A	Nil N/A N/A	Nil N/A N/A
Gary Musil(3) Secretary and Director, Former President and CEO	2004 2003 2002	Nil Nil N/A	Nil Nil N/A	Nil $11,750(4) N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A
Paulo Martins(5) Former Director and CEO	2004 2003 2002	N/A Nil Nil	N/A Nil Nil	N/A Nil Nil	N/A Nil Nil	N/A Nil Nil	N/A Nil Nil	N/A Nil Nil
Jon R. Young Director and CFO	2004 2003 2002	35,000 Nil Nil	Nil N/A N/A	Nil N/A N/A	Nil N/A N/A	Nil N/A N/A	Nil N/A N/A	Nil N/A N/A

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(1)

The value of perquisites and other personal benefits, securities and property for the named executive officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2) Mr. Briscoe was appointed as our chief executive officer of February 3, 2004.
(3) Mr. Musil served as our chief executive officer until February 3, 2004.
(4)

We paid management consulting fees to Sundance Capital Group, Inc., a private company managed by Mr. Musil, our Secretary and one of our directors, for accounting, financial and administrative services provided to our company by Sundance at the rate of $3,000 per month, plus reasonable expenses from October 24, 2003 to January 24, 2004. The management agreement has been extended for a further three months until April 24, 2004. This agreement was not renewed but is now paid on an advisory basis for work performed.

(5) Mr. Martins served as our chief executive officer until October 24, 2003.

Option/SAR Grants in the Last Fiscal Year

During the year ended January 31, 2005, we granted the following stock options:

Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year(1)	Exercise Price ($/Share)	Expiration Date
Jon Young Chief Financial Officer and Director	120,000(2)	16.35%	$1.67	December 27, 2014
(1)	The denominator (of 734,000) was arrived at by calculating the net total number of new options awarded during the year.
(2)	Granted pursuant to the 2004 Stock Option Plan.

The following table sets forth for each Named Executive Officer certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of January 31, 2005.

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End(1) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jon Young Chief Financial Officer and Director	Nil	Nil	0	120,000	$0	$30,000
(1)

The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of January 31, 2005 ($1.92 per share on NASD OTCBB) and the exercise price of the individual's options.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

No stock options were exercised by our officers, directors or employees during the financial year ended January 31, 2005. No stock options have been exercised subsequent to the year ended January 31, 2005.

Compensation of Directors

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director

D/BIP/705409.10

undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

AND CHANGE IN CONTROL ARRANGEMENTS

We have not entered into any employment agreements or compensation arrangements with any of our directors or officers.

We have entered into a management consulting agreement with Sundance Capital Group, Inc., a private company managed by Mr. Musil, our secretary and director, for accounting, financial and administrative services provided to our company by Sundance at the rate of $3,000 per month, plus reasonable expenses. The current term of this agreement will expire April 24, 2004 and was not renewed.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Liberty Star, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Liberty Star. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

FINANCIAL STATEMENTS

Our consolidated financial statements are prepared in accordance with United States Generally Accepted Accounting Principles.

The following consolidated financial statements are filed as part of this registration statement.

Unaudited Financial Statements

Condensed Consolidated Balance Sheet as of April 30, 2005

D/BIP/705409.10

Condensed Consolidated Statements of Operations for the three month periods ended April 30, 2005 and 2004, and for the period from inception (January 14, 2004) through April 30, 2005

Condensed Consolidated Statement of Stockholders' Equity for the period from inception (January 14, 2004) to April 30, 2005

Condensed Consolidated Statements of Cash Flows for the three month periods ended April 30, 2005 and 2004, and for the period from inception (January 14, 2004) through April 30, 2005

Notes to the Consolidated Financial Statements

Audited Financial Statements

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheet as of January 31, 2005

Consolidated Statements of Operations for the year ended January 31, 2005 and the period from inception (January 14, 2004) through January 31, 2004 and the period from inception (January 14, 2004) to January 31, 2005

Consolidated Statement of Stockholders' Equity for the period from inception (January 14, 2004) to January 31, 2005

Consolidated Statements of Cash Flows for the year ended January 31, 2005 and the period from inception (January 14, 2004) through January 31, 2004 and for the period from inception (January 14, 2004) to January 31, 2005

Notes to the Consolidated Financial Statements

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D/BIP/705409.10

The Accompanying Notes are an Integral Part of the Condensed Consolidated Financial Statements

D/BIP/705409.10

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The Accompanying Notes are an Integral Part of the Condensed Consolidated Financial Statements

D/BIP/705409.10

LIBERTY STAR GOLD CORP.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – Organization

Liberty Star Gold Corp. (the “Company”) was incorporated on January 14, 2004 under the Laws of the State of Nevada. The Company was formed to engage in the acquisition and exploration of mineral properties in the State of Alaska. The Company is considered to be an exploration stage company, as it has not generated any revenues from operations.

On January 14, 2004, the Company acquired 100% of the common shares of Big Chunk Corp. ("Big Chunk"), a company incorporated on December 14, 2003 under the laws of the State of Alaska, pursuant to a stock purchase agreement. The acquisition of Big Chunk has been accounted for using the purchase method. These consolidated financial statements include the results of operations and cash flows of Big Chunk from the date of acquisition. All significant intercompany accounts and transactions were eliminated upon consolidation.

On February 3, 2004, the Company consummated a merger with Liberty Star Acquisition Corp. ("Liberty Star Acquisition") which was incorporated in the State of Nevada on January 14, 2004, and was a wholly-owned subsidiary of a company formerly known as Titanium Intelligence, Inc (“Titanium”). On completion of the merger, Titanium issued 17,500,000 shares of common stock to the former shareholders of the Company in exchange for 100% of the outstanding shares of the Company. The surviving legal entity of the merged entity is Liberty Star Acquisition Corp. Liberty Star Acquisition Corp. was determined to be the acquiror for accounting purposes. Subsequent to the merger, the Company, being the accounting acquiror, was merged into Titanium through a parent/subsidiary merger and Titanium’s name was changed to Liberty Star Gold Corp. Prior to the merger the stockholders authorized an eight for one stock split resulting in 20,000,000 shares being issued and outstanding.

This transaction has been treated as a recapitalization of the Company and as such, the financial statements of the Company, the accounting acquirer, became those of the surviving entity. The consolidated statements of operations, stockholders' equity and cash flows prior to February 3, 2004 are those of Liberty Star Acquisition Corp. The Company’s consolidated date of incorporation is considered to be January 14, 2004, the date of incorporation of the accounting acquiror. All intercompany transactions have been eliminated.

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. However, certain conditions noted below currently exist which raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. The operations of the Company have primarily been funded by the issuance of capital stock and amounts due to related parties. Continued operations of the Company are dependent on the Company’s ability to complete equity financings or generate profitable operations in the future. Management’s plan in this regard is to secure additional funds through future equity financings. Such financings may not be available or may not be available on reasonable terms.

D/BIP/705409.10

LIBERTY STAR GOLD CORP.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 2 – Interim Financial Statement Disclosure

The condensed consolidated financial statements included herein have been prepared by Liberty Star Gold Corp. without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC:) and should be read in conjunction with our annual reports on Form 10-K for the year ended January 31, 2005 as filed with the SEC under the Securities and Exchange Act of 1934. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, as permitted by the SEC, although we believe the disclosures, which are made are adequate to make the information presented not misleading. Certain balances at April 30, 2004 have been reclassified from their original presentation for comparative purposes only. Further, the condensed consolidated financial statements reflect, in the opinion of management, all normal recurring adjustments necessary to present fairly our financial position at April 30, 2005 and the results of our operations and cash flows for the periods presented. The January 31, 2005 consolidated balance sheet data was derived from audited consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. Certain balances at April 30, 2005 have been reclassified from their original presentation for comparative purposes only.

Interim results are subject to significant seasonal variations and the results of operation for the three months ended April 30, 2005 are not necessarily indicative of the results to be expected for the full year.

NOTE 3 - Summary of significant accounting policies

The consolidated financial statements of Liberty Star Gold Corp. have been prepared in conformity with generally accepted accounting principles in the United States of America. The significant accounting policies adopted by the Company are as follows:

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Big Chunk, from the date of acquisition, February 3, 2004. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Mineral claim costs

Mineral claim costs of carrying and retaining undeveloped properties are charged to expense as incurred.

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LIBERTY STAR GOLD CORP.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – continued

NOTE 3 - Summary of significant accounting policies – continued

Equipment

Equipment is stated at cost. The Company capitalizes all purchased equipment over $500 with a useful life of more than one year. Depreciation is calculated using the double declining balance method over the useful lives of the assets. Maintenance and repairs are expensed as incurred while betterments or renewals are capitalized.

Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of:

The Company reviews property, equipment and land for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Environmental expenditures

The operations of the Company have been and may in the future be affected from time to time in varying degree by changes in environmental regulations, including those for future removal and site restoration costs. The likelihood of new regulations and their overall effect upon the Company are not predictable. The Company will provide for any reclamation costs in accordance with Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations”.

Stock-Based Compensation

The Company accounts for stock options under Accounting Principles Board Opinion 25 (“APB 25”). Under APB 25, there is generally no charge to earnings for employee stock option awards because the options granted have an exercise price equal to the market value of the underlying common stock on the grant date. Alternatively, had the Company adopted the fair value provisions of SFAS No. 123, the fair value of each option granted would have been estimated at the date of grant and charged to compensation expense over the option’s service life. The fair value of options granted has been determined to be $0, based on the Black-Scholes Valuation method, see Note 5, and has no effect on the pro forma loss per share.

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LIBERTY STAR GOLD CORP.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 3 - Summary of significant accounting policies – continued

Income taxes

Income taxes are recorded using the asset and liability method. Under the asset and liability method, tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of change in tax rates is recognized in income in the period that enactment occurs. To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

Net loss per share

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. The calculation of basic loss per share gives retroactive effect to an eight for one stock split which resulted in 20,000,000 common shares outstanding prior to the merger. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic loss per share) and potentially dilutive shares of common stock that are not anti-dilutive. At April 30, 2005, there were 704,000 potentially dilutive instruments outstanding.

Segment Reporting

The Company recently commenced exploration of mineral properties in the State of Arizona, therefore segment reporting is not material, as of April 30, 2005.

NOTE 4– Mineral claims

The Company holds a 100% interest in 981 mineral claims in the Iliamna region of southwestern Alaska, located on the north side of the Cook Inlet, approximately 200 miles southwest of the city of Anchorage, Alaska (the “Alaska Claims”).

Title to mineral claims involves certain inherent risks due to difficulties of determining the validity of certain claims as well as potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties. The Company has investigated title to all its mineral properties and, to the best of its knowledge, title to all properties are in good standing.

NOTE 5– Common stock

On March 22, 2005, the Company completed a private placement financing of $5,052,732 by the issuance of 3,886,717 units at a price of $1.30 per unit. Each unit consists of one share of common stock and one-half share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of common stock at a price of $1.50 per share and is exercisable for a period of two years. (The units were issued to three accredited investors pursuant to exemptions from registration set out in Rule 506 of

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LIBERTY STAR GOLD CORP.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 5 – Common stock – continued

Regulation D under the Securities Act and twenty-one non-US persons in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.)

NOTE 6– Stock Based Compensation

The 2004 Stock Option Plan was approved and adopted by the Board of Directors on December 27, 2004. The plan allows for up to 3,850,000 shares to be granted to key employees and consultants after specific objectives are met. The options granted vest under various provisions, not to exceed two years.

Stock options outstanding at April 30, 2005 are as follows:

	Number of Options	Exercise Price
Outstanding, February 1, 2004	0	$0
Granted	704,000	1.678
Forfeited or expired	0	0
Exercised	0	0
Outstanding, January 31, 2005	704,000	1.678
Granted	0	0
Forfeited or expired	0	0
Exercised	0	0
Outstanding, April 30, 2005	704,000	1.678
Exercisable, at April 30, 2005	0	$0

The options have a weighted-average remaining contractual life of 9.66 years at April 30, 2005.

The fair value of options granted to employees has been determined to be $0 at December 27, 2004, based on the Black-Scholes valuation method.

The fair value of option grants to employees is estimated as of the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for grants: expected life of options of 5 years, expected volatility of 0%, risk-free interest rate of 5%, and a 0% dividend yield. The weighted average fair value was approximately $0.

The fair value of options granted to service providers is estimated as of the date of the grant utilizing the Black-Scholes option-pricing model with the same assumptions as above except for expected volatility of 50%. The estimated cost of the options as a result of these assumptions is $0.513 per option. There were 185,000 shares issued to service providers valued at $94,350. Service were performed by April 30, 2005.

D/BIP/705409.10

LIBERTY STAR GOLD CORP.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 7 – Related party transactions

The Company entered into the following transactions with related parties during the period ended April 30, 2005:

a)  Paid or accrued $4,500 in rent. We rent these premises from JABA (US) Inc. for $1,500 per month plus a pro rata share of utilities and maintenance, beginning in April, 2005. Our president and chairman, Mr. James Briscoe, is the president of JABA (US) Inc.

NOTE 8 – Commitments

The Company is required to perform annual assessment work in order to maintain its mineral claims in the State of Alaska. Completion of annual assessment work extends the claims for a two-year period from the staking of claims. The Company estimates that the required annual assessments to maintain the claims will be $384,800. At April 30, 2005, more than $ 81,896 has been paid that can be used to meet annual assessment requirements. The annual state rentals are $100 for each 1/4 section (~160 acres) claim and $25 for each 1/4 – 1/4 section (~40 acres) claim. State rentals for our Alaska claims for 2004 totalled approximately $47,625 and have been paid. Rentals for 2005 will total approximately $95,250. Alaska State production royalty is three percent of net income. State law prescribes that after a 3.5-year exemption from state taxes a metal mine is liable for a 15% state licensing tax on net income from the mine.

Commitments for field work in Alaska during this fiscal year total $1,199,708. A deposit of $10,000 was paid as of April 30, 2005.

There are no commitments for fieldwork in Arizona as of April 30, 2005.

NOTE 9 – Supplemental disclosures with respect to cash flows

There were no significant non-cash investing and financing transactions for the three month period ended April 30, 2004. During the three month period ended April 30, 2005, the Company sold 3,886,717 shares of common stock and recorded a stock subscription receivable in the same amount.

NOTE 10 – Segment information

The Company's operations were conducted in one reportable segment, being the acquisition and exploration of mineral claims, in the United States of America.

D/BIP/705409.10

LIBERTY STAR GOLD CORP.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 11 – Subsequent events

As a condition of the private placement on March 22, 2005, we agreed to file a registration statement on Form SB-2 within 60 days of the closing date of the private placement registering all of the securities issued. Form SB-2 was filed on May 18, 2005 and proceeds from the private placement were released. Finder’s fees were payable on portions of the investment from non-US persons in the amount of 3% to 3.5% in cash and 1970 units issued on May 25, 2005. Proceeds of the private placement will be used to develop our Alaska claims and for working capital.

NOTE 12 – Going Concern

The Company is in the exploration stage, has incurred losses from operations, and requires additional funds for further exploratory activity prior to attaining a revenue generating status. There are no assurances that a commercially viable mineral deposit exists on any of our properties. In addition, the Company may not find sufficient ore reserves to be commercially mined. As such, the Company's auditors have expressed an uncertainty, in their opinion dated April 13, 2005, about the Company's ability to continue as a going concern.

D/BIP/705409.10

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheet of Liberty Star Gold Corporation as of January 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of January 31, 2005, and the results of its operations, changes in stockholders’ equity, and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the financial statements, the Company is in the exploration stage, has incurred losses from operations, and requires additional funds for further exploratory activity prior to attaining a revenue generating status. In addition, the Company may not find sufficient ore reserves to be commercially mined. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Semple & Cooper, LLP

Phoenix, Arizona

April 13, 2005

D/BIP/705409.10

Dohan and Company		7700 North Kendall Drive, 200
Certified Public Accountants		Miami, Florida	33156-7564
A Professional Association		Telephone	(305) 274-1366
Facsimile	(305) 274-1368
E-mail	info@uscpa.com
Internet	www.uscpa.com

INDEPENDENT AUDITOR’S REPORT

Stockholders and Board of Directors

Liberty Star Gold Corp. (An Exploration Stage Company)

d/b/a Liberty Star Gold Corp. (NV)

Tucson, Arizona

We have audited the statement of operations of Liberty Star Gold Corp. (An Exploration Stage Company) and the accompanying related statements of deficiency in assets and cash flows from January 14, 2004 to January 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of Liberty Star Gold Corp. (An Exploration Stage Company) and the results of its cash flows from January 14, 2004 to January 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses totaling $313,895 from January 14, 2004 to January 31, 2004, has a deficiency in assets and a negative working capital, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dohan and Company, P.A.

Certified Public Accountants

Miami, Florida

April 15, 2004

D/BIP/705409.10

LIBERTY STAR GOLD CORP.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
January 31, 2005

ASSETS

Current		
Cash and cash equivalents (Note 2)	$	531,044
Prepaid expenses		125,822
Deposits		10,080
Total current assets		666,946
Equipment, net		24,095
Total assets	$	691,041

LIABILITIES AND STOCKHOLDERS' EQUITY

Current		
Accounts payable and accrued liabilities	$	96,317
Total current liabilities		96,317
Commitments - Note 8		-
Stockholders' equity (Note 4)		
Common stock - $.001 par value; 200,000,000 shares authorized, 33,100,000 issued and outstanding		33,100
Additional paid-in capital		3,030,648
Deficit accumulated during the exploration stage		(2,469,024)
Total stockholders' equity		594,724
Total liabilities and stockholders' equity	$	691,041

D/BIP/705409.10

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

D/BIP/705409.10

	Common Stock		Additional pain-in capital	Stock Subscription Receivable	Deficit accumulated during the exploration stage	Total Stockholders' Equity
	Shares	Amount				
Balance, January 14, 2004	-	$ -	$ -	$ -	$ -	$ -
Issuance of common stock	20,000,000	20,000	(18,000)	(2,000)	-	-
Net loss from inception through January 31, 2004					(313,895)	(313,895)
Balance, January 31, 2004	20,000,000	20,000	(18,000)	(2,000)	(313,895)	(313,895)
Merger, February 3, 2004 (Note 1)	17,500,000	17,500	(50,102)	-	-	(32,602)
Stock Subscription	-	-	-	2,000	-	2,000
Issuance of common stock private placement	1,000,000	1,000	999,000	-	-	1,000,000
Issuance of common stock private placement	1,600,000	1,600	1,998,400	-	-	2,000,000
Options issued for services	-	-	94,350	-	-	94,350
Return of shares	(7,000,000)	(7,000)	7,000	-	-	-
Net loss for the twelve month period ended January 31, 2005	-	-	-	-	(2,155,129)	(2,155,129)
Balance, January 31, 2005	33,100,000	$ 33,100	$ 3,030,648	$ -	$ (2,469,024)	$ 594,724

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

D/BIP/705409.10

57

	For the year ended January 31, 2005	Period from date of inception (January 14, 2004) to January 31, 2004	Cumulative from date of inception (January 14, 2004) to January 31, 2005
Cash flows from operating activities:			
Net loss	$ (2,155,129)	$ (313,895)	$ (2,469,024)
Adjustments to reconcile net loss to net cash from operating activities:			
Depreciation expense	17,416	-	17,416
Mineral claim costs	2,000	313,070	315,070
Changes in assets and liabilities			
Prepaid expenses	(31,472)	-	(31,472)
Deposits	(10,080)	-	(10,080)
Accounts payable	71,070	825	71,895
Net cash used in operating activities	(2,106,195)	-	(2,106,195)
Cash flows from investing activities:			
Purchase of equipment	(41,511)	-	(41,511)
Cash acquired in recapitalization	16,820	-	16,820
Net cash used in investing activities	(24,691)	-	(24,691)
Cash flows from financing activities:			
Proceeds from the issuance of common stock	2,686,930	-	2,686,930
Principal payments on notes payable	(25,000)	-	(25,000)
Net cash provided by financing activities	2,661,930	-	2,661,930
Net increase in cash and cash equivalents for period	531,044	-	531,044
Cash and cash equivalents, beginning of period	-	-	-
Cash and cash equivalents, end of period	$ 531,044	$ -	$ 531,044

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

D/BIP/705409.10

LIBERTY STAR GOLD CORP.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – Organization

Liberty Star Gold Corp. (the “Company”) was incorporated on January 14, 2004 under the Laws of the State of Nevada. The Company was formed to engage in the acquisition and exploration of mineral properties in the State of Alaska. The Company is considered to be an exploration stage company, as it has not generated any revenues from operations.

On January 14, 2004, the Company acquired 100% of the common shares of Big Chunk Corp. ("Big Chunk"), a company incorporated on December 14, 2003 under the laws of the State of Alaska, pursuant to a stock purchase agreement. The acquisition of Big Chunk has been accounted for using the purchase method. These consolidated financial statements include the results of operations and cash flows of Big Chunk from the date of acquisition. All significant intercompany accounts and transactions were eliminated upon consolidation.

On February 3, 2004, the Company consummated a merger with Liberty Star Acquisition Corp. ("Liberty Star Acquisition") which was incorporated in the State of Nevada on January 14, 2004, and was a wholly-owned subsidiary of a company formerly known as Titanium Intelligence, Inc (“Titanium”). On completion of the merger, Titanium issued 17,500,000 shares of common stock to the former shareholders of the Company in exchange for 100% of the outstanding shares of the Company. The surviving legal entity of the merged entity is Liberty Star Acquisition Corp. Liberty Star Acquisition Corp. was determined to be the acquirer for accounting purposes. Subsequent to the merger, the Company, being the accounting acquirer, was merged into Titanium through a parent/subsidiary merger and Titanium’s name was changed to Liberty Star Gold Corp. Prior to the merger the stockholders authorized an eight for one stock split resulting in 20,000,000 shares being issued and outstanding.

This transaction has been treated as a recapitalization of the Company and as such, the financial statements of the Company, the accounting acquirer, became those of the surviving entity. The consolidated statements of operations, stockholders' equity and cash flows prior to February 3, 2004 are those of Liberty Star Acquisition Corp. The Company’s consolidated date of incorporation is considered to be January 14, 2004, the date of incorporation of the accounting acquirer. There were no intercompany balances during the periods presented. All intercompany transactions have been eliminated.

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. However, certain conditions noted below currently exist which raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. The operations of the Company have primarily been funded by the issuance of capital stock and amounts due to related parties. Continued operations of the Company are dependent on the Company’s ability to complete equity financings or generate profitable operations in the future. Management’s plan in this regard is to secure additional funds through future equity financings. Such financings may not be available or may not be available on reasonable terms.

D/BIP/705409.10

LIBERTY STAR GOLD CORP.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 2 - Summary of significant accounting policies

The consolidated financial statements of Liberty Star Gold Corp. have been prepared in conformity with generally accepted accounting principles in the United States of America. The significant accounting policies adopted by the Company are as follows:

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Big Chunk, from the date of acquisition, February 3, 2004. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Cash and cash equivalents

The Company considers cash held at banks and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The Company maintains its cash in bank deposit accounts which, for periods of time, may exceed federally insured limits.

Mineral claim costs

Mineral claim costs of carrying and retaining undeveloped properties are charged to expense as incurred.

Equipment

Equipment is stated at cost. The Company capitalizes all purchased equipment over $500 with a useful life of more than one year. Depreciation is calculated using the double declining balance method over the useful lives of the assets. Maintenance and repairs are expensed as incurred while betterments or renewals are capitalized.

Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of:

The Company reviews property, equipment and land for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

D/BIP/705409.10

LIBERTY STAR GOLD CORP.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 2 - Summary of significant accounting policies – continued

Environmental expenditures

The operations of the Company have been and may in the future be affected from time to time in varying degree by changes in environmental regulations, including those for future removal and site restoration costs. The likelihood of new regulations and their overall effect upon the Company are not predictable. The Company will provide for any reclamation costs in accordance with Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations”.

Stock-Based Compensation

The Company accounts for stock options under Accounting Principles Board Opinion 25 (“APB 25”). Under APB 25, there is generally no charge to earnings for employee stock option awards because the options granted have an exercise price equal to the market value of the underlying common stock on the grant date. Alternatively, had the Company adopted the fair value provisions of SFAS No. 123, the fair value of each option granted would have been estimated at the date of grant and charged to compensation expense over the option’s service life. The fair value of options granted has been determined to be $0, based on the Black-Scholes Valuation method, see Note 5, and has no effect on the pro forma loss per share.

Income taxes

Income taxes are recorded using the asset and liability method. Under the asset and liability method, tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of change in tax rates is recognized in income in the period that enactment occurs. To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

Net loss per share

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. The calculation of basic loss per share gives retroactive effect to an eight for one stock split which resulted in 20,000,000 common shares outstanding prior to the merger. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic loss per share) and potentially dilutive shares of common stock that are not anti-dilutive. At January 31, 2005, there were 1,504,000 potentially dilutive instruments outstanding.

Recently Issued Accounting Standards

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 151 (“SFAS 151”), “Inventory Costs.” SFAS 151 amends the guidance in APB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current period charges regardless of whether they meet the criteria of “so abnormal.” In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective

D/BIP/705409.10

LIBERTY STAR GOLD CORP.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

for financial statements issued for fiscal years beginning after June 15, 2005. Management does not believe the adoption of SFAS 151 will have a material affect on the financial statements.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 153 (“SFAS 153”), “Exchanges of Nonmonetary Assets.” SFAS 153 amends the guidance in APB No. 29, “Accounting for Nonmonetary Assets.” APB No. 29 was based on the principle that exchanges of nonmonetary assets should be measured on the fair value of the assets exchanged. SFAS 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for financial statements issued for fiscal years beginning after June 15, 2005. Management does not believe the adoption of SFAS 153 will have a material affect on the financial statements.

In December 2004, the Financial Accounting Standards Board (“FASB”) revised Statement of Financial Accounting Standards No. 123 (“SFAS 123(R)”), “Share-Based Payment.” The SFAS 123(R) revision established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services and focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. It does not change the accounting guidance for share-based payment transactions with parties other than employees. For public entities that do not file as small business issuers, the revisions to SFAS 123 are effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. Management has not yet determined the effects of adopting this statement on the Company’s financial position or results of operations.

NOTE 3– Mineral claims

The Company holds a 100% interest in 981 mineral claims in the Iliamna region of southwestern Alaska, located on the north side of the Cook Inlet, approximately 300 miles southwest of the city of Anchorage, Alaska (the “Alaska Claims”).

Title to mineral claims involves certain inherent risks due to difficulties of determining the validity of certain claims as well as potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties. The Company has investigated title to all its mineral properties and, to the best of its knowledge, title to all properties are in good standing.

NOTE 4– Common stock

In March 2004 the Company completed two private placements, each consisting of 500,000 shares of common stock issued at a price of $1.00 per share for total proceeds of $1,000,000. Each private placement was settled by receipt of cash of $343,465, and the settlement of indebtedness of $156,535. The settlement of indebtedness totaling $313,070 related to amounts paid on behalf of Big Chunk by third parties. In June 2004 the Company completed a private placement consisting of 1,600,000 shares of common stock issued at a price of $ 1.25 for total proceeds of $2,000,000.

D/BIP/705409.10

LIBERTY STAR GOLD CORP.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 4– Common stock - continued

Common stock

The common shares of the Company are all of the same class, are voting and entitle stockholders to receive dividends as defined. Upon liquidation or wind-up, stockholders are entitled to participate equally with respect to any distribution of net assets or any dividends that may be declared.

NOTE 5– Stock Based Compensation and Warrants

The 2004 Stock Option Plan was approved and adopted by the Board of Directors on December 27, 2004. The plan allows for up to 3,850,000 shares to be granted to key employees and consultants after specific objectives are met. The options granted vest under various provisions, not to exceed two years.

Stock options outstanding at January 31, 2005 are as follows:

	Number of Options	Exercise Price
Outstanding, February 1, 2004	0	$0
Granted	704,000	1.678
Forfeited or expired	0	0
Exercised	0	0
Outstanding, January 31, 2005	704,000	1.678
Exercisable, at January 31, 2005	0	$1.678

The options have a weighted-average remaining contractual life of 9.91 years at January 31, 2005.

The fair value of options granted to employees has been determined to be $0 at January 31, 2005, based on the Black Scholes valuation method. Therefore, there is no proforma impact of stock options granted on the Company’s net loss as reported for the twelve months ended January 31, 2005 and the period from incorporation to January 31, 2005.

The fair value of option grants to employees is estimated as of the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for grants at January 31, 2005: expected life of options of 5 years, expected volatility of 0%, risk-free interest rate of 5%, and a 0% dividend yield. The weighted average fair value at date of grant for options granted for the twelve months ended January 31, 2005 was approximately $0.

The fair value of options granted to service providers is estimated as of the date of the grant utilizing the Black Scholes option-pricing model with the same assumptions as above except for expected volatility of 50%. The estimated cost of the options as a result of these assumptions is $0.513 per option. There were 185,000 shares issued to service providers valued at $94,350.

In addition, the Company issued 800,000 warrants in June, 2004 in connection with a private offering of common stock. The warrants are exercisable for a period of 2 years at a price of $1.75 per warrant. As of January 21, 2005, the warrants have a remaining life of 1.33 years.

D/BIP/705409.10

LIBERTY STAR GOLD CORP.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 6 – Income Taxes

As of January 31 the deferred tax asset is as follows:

	2005	2004
Net Operating Loss Carryforwards	$988,000	125,000
	988,000	125,000
Less valuation allowance	(988,000)	(125,000)
	$-	-

Management has elected to provide a deferred tax asset valuation allowance equal to the potential benefit due to the Company’s history of losses. When the Company demonstrates the ability to generate taxable income, management will reevaluate the allowance. The change in the valuation allowance of $863,000 in the year ended January 31, 2005 represents the benefit of the current year net operating losses.

The Company has a federal net operating loss carry-forward of approximately $ 2,400,000 that is available to offset future taxable income that expire at various dates through 2025.

NOTE 7 – Related party transactions

The Company entered into the following transactions with related parties during the period ended January 31, 2005:

b)	Paid or accrued $ 10,980 of management fees to a company controlled by a common director
c)	Paid or accrued $ 3,147 of office expenses to a company with a common director.
d)	Paid or accrued $ 1,000 of travel advance to a director.

Paid or accrued $15,000 in rent. We rent these premises from JABA (US) Inc. for $1,500 per month plus a pro rata share of utilities and maintenance, beginning in April, 2005. Our president and chairman, Mr. James Briscoe, is the president of JABA (US) Inc

NOTE 8 – Commitments

The Company is required to perform annual assessment work in order to maintain its mineral claims in the State of Alaska. Completion of annual assessment work extends the claims for a two-year period from the staking of claims. The Company estimates that the required annual assessments to maintain the claims will be $384,800. At January 31, 2005, more than $384,800 has been paid that can be used to meet annual assessment requirements. The annual state rentals are $100 for each 1/4 section (~160 acres) claim and $25 for each 1/4 – 1/4 section (~40 acres) claim. State rentals for our Alaska claims for 2004 totaled approximately $47,625 and have been paid. Rentals for 2005 will total approximately $95,250. Alaska State production royalty is three percent of net income. State law prescribes that after a 3.5-year exemption from state taxes a metal mine is liable for a 15% state licensing tax on net income from the mine.

Commitments for field work in Alaska during the next fiscal year total $1,199,708. A deposit of $10,000 was paid as of January 31, 2005.

D/BIP/705409.10

LIBERTY STAR GOLD CORP.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

NOTE 9 – Supplemental disclosures with respect to cash flows

The significant non-cash investing and financing transactions for the twelve month period ended January 31, 2005 were as follows:

a)	Issued 17,500,000 shares of common stock on the recapitalization of the Company (Note 1).
b)	Issued 313,070 shares of common stock on the settlement of indebtedness.
c)	Offset stock subscription receivable of $2,000 for expenses paid direct.
d)	Warrants issued of $94,350 to service providers.

Non-cash financing activities for the twelve month period ended January 31, 2004 were as follows:

a)	Recorded a note payable in the amount of $313,070 for direct payment of exploration costs.

NOTE 10 – Financial instruments

The Company's financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values.

NOTE 11 – Segment information

The Company's operations were conducted in one reportable segment, being the acquisition and exploration of mineral claims, in the United States of America.

NOTE 12 –Subsequent events

On March 22, 2005, the Company completed a private placement financing of $5,052,732 by the issuance of 3,886,717 units at a price of $1.30 per unit. Each unit consists of one share of common stock and one-half share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of common stock at a price of $1.50 per share and is exercisable for a period of two years. The units were issued to three accredited investors pursuant to exemptions from registration set out in Rule 506 of Regulation D under the Securities Act and twenty-one non-US persons in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933. As a condition of the private placement, we agreed to file a registration statement on Form SB-2 within 60 days of the closing date of the private placement registering all of the securities issued. Should a Form SB-2 not be filed within the 60-day deadline, we have agreed to return all proceeds from the private placement. Finder’s fees are payable on portions of the investment from non-US persons in the amount of 3% to 3.5% in cash and 1% in units. Proceeds of the private placement will be used to develop our Alaska claims and for working capital.

NOTE 13 – Going Concern

The Company is in the exploration stage, has incurred losses from operations, and requires additional funds for further exploratory activity prior to attaining a revenue generating status. In addition, the Company may not find sufficient ore reserves to be commercially mined.

Management has secured approximately $5,000,000 in additional financing to fund further exploration activity, the financing is contingent on the successful completion of a registration statement. If the registration statement is not

D/BIP/705409.10

LIBERTY STAR GOLD CORP.

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

completed on a timely basis, the private placement is subject to rescission. No guarantees can be made that such registration statement will be able to be filed in the time required. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

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DEALER PROSPECTUS DELIVERY OBLIGATION

Until ______________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

(a)

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

(b)

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

(c)

to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by our stockholders;
(b)	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;
(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or
(e)	by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company or any of our stockholders for damages for breach of fiduciary duty as a director or officer involving any

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act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any of our company's obligations or for any duties or obligations arising out of any acts or conduct of the officer or director performed for us or on our behalf. Our Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or willful misconduct. Our Bylaws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by our company for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC registration fees.

SEC registration fees	$1,220.97
Printing and engraving expenses	$1,000(1)
Accounting fees and expenses	$1,000(1)
Legal fees and expenses	$5,000(1)
Transfer agent and registrar fees	$1,000(1)
Fees and expenses for qualification under state securities laws	Nil
Miscellaneous	$1,000(1)
Total	$10,220.97
(1) We have estimated these amounts.

RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth certain information concerning securities which were sold or issued by us during the last three financial years without the registration of the securities under the Securities Act of 1933 in reliance on exemptions from such registration requirements.

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On November 30, 2001, we issued 125,000 shares of our common stock at $0.04 per share to Mr. Paulo Martins in a private placement transaction. The shares were issued to a non-US Person in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On November 30, 2001, we issued 56,250 shares of our common stock at $0.04 per share to Mr. Chen (Jason) Wu in a private placement transaction. The shares were issued to a non-US Person in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On November 30, 2001, we issued 125,000 shares of our common stock at $0.04 per share to Mr. Qi (Alan) Zhuang in a private placement transaction. The shares were issued to a non-US Person in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On November 30, 2001, we issued 25,000 shares of our common stock at $0.04 per share to Mr. Hai Feng Zhang in a private placement transaction. The shares were issued to a non-US Person in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On November 30, 2001, issued 2,500,000 shares of common stock to eighty-four investors, at a price of $0.04 per share for total proceeds of $100,000. The shares were issued in to non-US Persons in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On January 28, 2004, we issued an aggregate of 17,500,000 post-split (2,187,500 pre-split) shares of our common stock to Alaska Star Minerals LLC pursuant to the Agreement and Plan of Merger with Liberty Star Nevada, Liberty Star Acquisition. The shares were issued in an offshore transaction relying on Regulation S of the Securities Act of 1933.

On March 25, 2004, we issued an aggregate of 1,000,000 shares of our common stock to two investors, at a price of $1.00 per share in a private placement transaction. The shares were issued to two non-US Persons in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On June 8, 2004, we completed a private placement financing of $2,000,000 by the issuance of 1,600,000 units, each unit consisting of one common share and one-half of one common share purchase warrants. Each whole warrant shall entitle the holder to purchase on share of our common stock for a period of twenty-four months at a price of $1.75 per share. The units were issued to two non-US Persons in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On March 22, 2005, we completed a private placement financing of $5,052,733 by the issuance of 3,886,717 units at a price of $1.30 per unit. Each unit consists of one share of common stock and one-half share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of common stock at a price of $1.50 per share and is exercisable for a period of two years. The units were issued to three accredited investors pursuant to exemptions from registration set out in Rule 506 of Regulation D under the Securities Act and twenty-one non-US persons in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933. In connection with this private placement, an additional 985 units were issued to each of Lafina Investment Ltd. and Michel Cornis, non-US persons in an offshore transaction relying on Regulation S, as finder's fees on portions of the investment from non-US persons.

EXHIBITS

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation(1)
3.2	Bylaws(1)
3.3	Certificate of Change to Authorized Capital(4)

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3.4	Articles of Merger(4)
5.1	Opinion of Clark Wilson LLP regarding the legality of the securities being registered*
10.1	Management Agreement between Titanium Intelligence, Inc. and Sundance Capital Group, Inc. dated October 24, 2003(2)
10.2

Merger Agreement dated effective January 19, 2004 among Titanium Intelligence, Inc., Liberty Star Gold Corp., Liberty Star Acquisition Corp., Alaska Star Minerals LLC, James Briscoe and Paul Matysek(3)

10.3	Termination Agreement dated effective January 30, 2004 with Zhejiang Weilain Group Company(5)
10.4	Form of Subscription Agreement for June 2004 private placement(5)
10.5	Form of Registration Rights Agreement for June 2004 private placement(5)
10.6	Membership Interest Redemption and Withdrawal Agreement dated October 29, 2004 between Alaska Star Minerals, LLC, Briscoe Investments, LP, RLLP, and Paul Matysek(6)
10.7

Amendment to Membership Interest Redemption and Withdrawal Agreement dated November 19, 2004 between Alaska Star Minerals, LLC, Briscoe Investments, LP, RLLP, Paul Matysek, Bedrock Capital Corporation Ltd. and Liberty Star Gold Corp.(6)

10.8	Form of Subscription Agreement for March 2004 private placement(7)
10.9	Form of Registration Rights Agreement for March 2004 private placement(7)
10.10	Form of Subscription Agreement for Canadian investors for March 2005 private placement(7)
10.11	Form of Subscription Agreement for US investors for March 2005 private placement(7)
10.12	Form of Subscription Agreement for Overseas investors for March 2005 private placement(7)
10.13	Form of Registration Rights Agreement for March 2005 private placement(7)
14.1	Code of Ethics(4)
21.1	Subsidiaries: Big Chunk Corp.
23.1*	Consent of Semple & Cooper, LLP
23.2*	Consent of Dohan and Company PA
(1)	Filed as an exhibit to our Registration Statement on Form SB-2, filed with the SEC on May 14, 2002.
(2)	Filed as an exhibit to our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2003.
(3)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on January 23, 2004.
(4)	Filed as an exhibit to our Annual Report on Form 10-KSB, filed with the SEC on March 31, 2004.
(5)	Filed as an exhibit to our Quarterly Report on Form 10-QSB/A for the fiscal quarter ended April 30, 2004.
(6)	Filed as an exhibit to our Annual Report on Form 10-KSB, filed with the SEC on May 13, 2005.

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(7)	Filed as an exhibit to our Registration Statement on Form SB-2, filed with the SEC on May 19, 2005.
*	Filed herewith.

UNDERTAKINGS

The undersigned company hereby undertakes that it will:

1.	file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:
(a) any prospectus required by Section 10(a)(3) of the Securities Act;
(b)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;
2.

for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.	remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tucson, State of Arizona, on July 25, 2005.

LIBERTY STAR GOLD CORP.

/s/ James Briscoe

James Briscoe

Chief Executive Officer, President and Director

(Principal Executive Officer)

Dated: July 25, 2005

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints James Briscoe as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ James Briscoe

James Briscoe

Chief Executive Officer, President and Director

(Principal Executive Officer)

Dated: May 18, 2005

/s/ Jon Young

Jon Young

Chief Financial Officer and Director

(Principal Financial and Accounting Officer)

Dated: May 18, 2005

/s/ Gary Musil

Gary Musil

Secretary and Director

Dated: May 18, 2005

/s/ John Guilbert

John Guilbert

Director

Dated: May 18, 2005

/s/ Philip St. George

Philip St. George

Director

Dated: May 18, 2005

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